Exhibit 10.8

Lease Between

The Taming Of The Shrewsbury, LLC, O’Neill Partners, LLC, and Chanski, LLC,

as tenants in common, as Landlord

And

Valeritas, LLC, as Tenant

TABLE OF CONTENTS

ARTICLE 1 -	REFERENCE, DEFINITIONS AND EXHIBITS	4
1.1	Definitions	4
1.2	Effect of Reference to Definitions	11
1.3	Exhibits	11

ARTICLE 2 -	LEASED PREMISES, TERM AND COMMENCEMENT OF TERM	12
2.1	Leased Premises	12
2.2	Term	12

ARTICLE 3 -	RENT, ITS DETERMINATION, COMMENCEMENT AND METHOD OF PAYMENT	12
3.1	Basic Rent	12
3.2	Additional Rent	12
3.3	Payment on Account of Operating Expenses	13
3.4	Rent	14
3.5	Lease to be Deemed Net	14
3.6	Tenant’s Right to Seek Abatement	14
3.7	Landlord’s Right to Seek Abatement	14

ARTICLE 4 -	PREPAID RENT AND SECURITY DEPOSIT	15

ARTICLE 5 -	UTILITIES AND SERVICES	15
5.1	Utilities	15
5.2	Access	16
5.3	Maintenance and Repair-Landlord	16
5.4	Demising Walls: Landlord’s Responsibility	17

ARTICLE 6 -	INSURANCE	17
6.1	Required Coverage	17
6.2	Writing and Disposition of Insurance Policies	18
6.3	Mutual Waiver of Subrogation	18
6.4	Blanket Policies	18
6.5	Landlord’s Insurance Covenants	18

ARTICLE 7 -	ADDITIONAL COVENANTS	19
7.1	Performing Obligations	19
7.2	Use	19
7.3	Maintenance and Repair	19
7.4	Compliance with Laws	19
7.5	Payment for Tenant’s Work	20
7.6	Indemnity	20
7.7	Personal Property at Tenant’s Risk	21
7.8	Payment of Landlord’s Cost of Enforcement	21
7.9	Yield Up	21

7.10	Subordination	21
7.11	Estoppel Certificates	21
7.12	Nuisance	22
7.13	Changes and Alterations	22
7.14	Financial Statements	23
7.15	Signage	23

ARTICLE 8 -	QUIET ENJOYMENT	24

ARTICLE 8.1	COMPLEMENTARY BUSINESSES	24

ARTICLE 9 -	DAMAGE AND EMINENT DOMAIN	24
9.1	Fire and Other Casualty	24
9.2	Eminent Domain	25

ARTICLE 10 -	DEFAULTS BY TENANT AND REMEDIES	26
10.1	The Condition	26
10.2	Reimbursement of Landlord’s Expenses	26
10.3	Damages	27
10.4	Mitigation	27
10.5	Claims in Bankruptcy	27
10.6	Late Charge	28
10.7	Landlord’s Right to Cure Defaults	28
10.8	Effect of Waiver’s of Default	28

ARTICLE 11 -	ASSIGNMENT AND SUBLETTING	28
11.1	Assignment of Lease by Tenant	28
11.2	Subletting by Tenant	28

ARTICLE 12 -	NOTICES	29

ARTICLE 13 -	NOTICE OF LEASE	30

ARTICLE 14 -	APPLICABLE LAW, SEVERABILITY, CONSTRUCTION	30

ARTICLE 15 -	SUCCESSORS AND ASSIGNS, ETC.	30

ARTICLE 16 -	LANDLORD’S ACCESS	31

ARTICLE 17 -	CONDITION OF PREMISES	32
17.1	Landlord’s Work	32
17.2	Plans and Specifications	32
17.3	Performance and Completion of Landlord’s Work	32
17.4	Landlord’s Performance	34
17.5	Tenant’s Delay	34
17.6	Arbitration	35

3

ARTICLE I. - REFERENCE, DEFINITIONS AND EXHIBITS

1.1 Definitions:
Landlord:	The Taming Of The Shrewsbury, LLC, a Massachusetts limited liability company, O’Neill Partners, LLC, a Hawaii limited liability company, and Chanski, LLC, a Florida limited liability company, as tenants in common.

Original Address of Landlord:	c/o VinCo Properties, Inc.
434 Massachusetts Avenue, Suite 5
Boston, Massachusetts 02118
Facsimile: (617) 424-9623

Tenant:	Valeritas, LLC

Original Address of Tenant:	1000C Lake Street
Ramsey, NJ 07446
Facsimile:

Address of Tenant after Term Commencement Date:	1000C Lake Street
Ramsey, NJ 07446

Term Commencement Date:

March 1, 2007. As of the Term Commencement Date, Landlord is required to deliver all of the existing offices and labs (excluding the Class 100 “clean room”) cleaned, with carpets shampooed and stains removed, walls cleaned with paint touched-up where necessary, and with demising walls from floor to roof between the large “clean room” space and the engineering offices as well as the demising walls from floor to roof between the large “clean room” and the cafeteria and quality labs, installed and spackled to final coat.

If the Term Commencement Date is delayed as a result of delay or other fault on the part of the Landlord, other than as a result of Force Majeure or unless caused by a Tenant Delay as defined in Section 17.5, Landlord shall be responsible for paying, from March 1, 2007 to the actual Term Commencement Date, Twenty Thousand Dollars ($20,000.00) per month due from Tenant to its current landlord, as a result of Tenant’s inability to vacate its current leased premises at 155 Flanders Road, Shrewsbury, MA on or before March 1, 2007.

Interim Expenses	Starting on the Term Commencement Date and continuing until the Substantial Completion Date (as defined in Section 17.3 hereof), Tenant shall pay to the Landlord a sum of Ten Thousand Dollars ($10,000) per month (“Interim Rent”), representing all amounts due from Tenant during such interim period, including all utilities, taxes, rent, additional rent, CAM, or other charges.

Substantial Completion Rent

Commencing on the Substantial Completion Date, Tenant shall no longer pay the Interim Rent, but, rather, shall pay all Additional Rent as set forth in Section 3.2. Tenant shall not, however, be responsible for paying Basic Rent until the Rent Commencement Date, as defined below.

Rent Commencement Date:	Three (3) months after the Substantial Completion Date.

Original Lease Term:	Ten (10) years and three (3) months commencing on the Substantial Completion Date.

Basic Rent:

Period	Annual Basic Rent	Monthly Basic Rent
First Lease Year	667,440.00	55,620.00
Second Lease Year	676,710.00	56,392.50
Third Lease Year	685,980.00	57,165.00
Fourth Lease Year	695,250.00	57,937.50
Fifth Lease Year	704,520.00	58,710.00
Sixth Lease Year	713,790.00	59,482.50
Seventh Lease Year	723,060.00	60,255.00
Eighth Lease Year	732,330.00	61,027.50
Ninth Lease Year	741,600.00	61,800.00
Tenth Lease Year	750,870.00	62,572.50
First Extension Term
Eleventh Lease Year	760,140.00	63,345.00
Twelfth Lease Year	769,410.00	64,117.50
Thirteenth Lease Year	778,680.00	64,890.00
Fourteenth Lease Year	787,950.00	65,662.50
Fifteenth Lease Year	797,220.00	66,435.00
Second Extension Term
Sixteenth Lease Year	806,490.00	67,207.50
Seventeenth Lease Year	815,760.00	67,980.00
Eighteenth Lease Year	825,030.00	68,752.50
Nineteenth Lease Year	834,300.00	69,525.00
Twentieth Lease Year	843,570.00	70,297.50

Lease Year:	A period of twelve (12) successive calendar months with the first Lease Year commencing on the Rent Commencement Date. Notwithstanding the foregoing: (i) if the Rent Commencement Date is a day other than the first day of a calendar month, then the initial fractional calendar month together with the next succeeding twelve (12) calendar months shall constitute the first Lease Year and each succeeding Lease Year shall start on the anniversary of the first day of the first full calendar month of the first Lease Year; and (ii) if the expiration of the Lease Term or the earlier termination of this Lease does not coincide with the termination of such a 12-month period, Lease Year shall mean the portion of such 12-month period before such expiration or termination.

Leased Premises:	46,350 rentable square feet of space in the Building shown on Exhibit A attached hereto.

Right of First Refusal:	Tenant shall have a right of first refusal to lease a minimum of 10,000 square feet of warehouse space in the Building, which is contiguous to the Leased Premises, on an “as-is” basis. If at any time during the Lease Term, the Landlord intends to enter into a proposed lease (a “Proposed Lease”) for warehouse space with anyone (a “Proposed Tenant”), and said Proposed Lease would result in there being less than 10,000 square feet of available warehouse space which is contiguous to the Leased Premises, Landlord shall first offer to Tenant the right to add either the entire Proposed Lease Space, or 10,000 square feet of contiguous warehouse space (the “Contiguous Space”), at the Tenant’s discretion, to the Leased Premises upon the following terms and conditions.

In any instance in which a Proposed Lease would result in there being less than 10,000 square feet of available warehouse space which is contiguous to the Leased Premises, Landlord shall notify Tenant of its intention to enter into such a Proposed Lease. Such notice shall be in writing (the “Offer Notice”) and shall provide Tenant with specific information concerning the amount of square footage of warehouse space which Landlord intends to lease, as well as the specific location of such space (the “Offered Space”). In order to send the Offer Notice, Landlord does not need to have negotiated a lease with the Proposed Tenant but must have either a signed letter of intent or a signed term sheet from the Proposed Tenant.

If Tenant, within fourteen (14) days after receipt of Landlord’s Offer Notice, indicates in writing its unconditional agreement to exercise its rights under this Lease to lease either the entire Proposed Lease Space, or the Contiguous Space, at the Tenant’s discretion (“Tenant’s Notice”) in its “as-is” condition, the Proposed Lease Space or the Contiguous Space (as elected by the Tenant) shall be included within the Leased Premises and leased to Tenant pursuant to the provisions of this Lease, including, without limitation, the provisions relating to the rights and obligations of the parties with respect to alterations. However, (i) the Basic Rent payable under this Lease shall be increased by the amount of rent attributable to the Contiguous Space or Proposed Lease Space (depending on which the Tenant has elected to lease) at a rental rate of $5.50 per square foot NNN during the first five (5) Lease Years; $6.05 per square foot NNN during Lease Years 6-10; $6.66 per square foot NNN during the first Extension Term; and $7.32 per square foot NNN during the second Extension Term, and (ii) Tenant shall pay Additional Rent for Impositions and Operating Expenses based on Tenant’s Proportionate Share of the Building as adjusted to reflect the increase in the rentable square footage of space in the Leased Premises. Landlord shall construct sheet rocked primed, spackled, and final coated demising walls as necessary and provide heat to the Contiguous Space or Proposed Lease Space, otherwise the Contiguous Space or Proposed Lease Space shall be delivered to Tenant in its “as-is” condition. Time shall be of the essence with respect to the giving of Tenant’s Notice. Tenant must accept either the entire Proposed Lease Space or the entire 10,000 square feet of Contiguous Space at any one time if it desires to accept any such space and may not exercise its right with respect to less than the 10,000 square feet of Contiguous Space.

The parties shall immediately execute an amendment to this Lease stating the addition of the warehouse space or part of it to the Leased Premises. If Tenant fails to provide Landlord with Tenant’s Notice within the fourteen (14) day period described above, Landlord thereafter shall have the right to lease the Proposed Lease Space and/or the Contiguous Space to the Proposed Tenant or any other tenant on any terms Landlord deems appropriate. The provisions of this section shall be operative each time any lease for any portion of the warehouse space shall expire and Landlord intends to enter into a Proposed Lease for such space with a Proposed Tenant.

Lease Term:	The Original Lease Term, as the same may have been extended or earlier terminated in accordance with the terms and condition of this Lease.

Option to Extend Original Lease Term:	Two (2) options to extend for five (5) years each as more particularly set forth in Article 20 below.

Brokers:	Richards Barry Joyce & Partners LLC

Building:	The building known as 800 Boston Turnpike, Shrewsbury, Massachusetts containing approximately 80,000 rentable square feet of space located on the Site.

Parking:	Tenant shall have the right to use, in common with others entitled thereto, the parking spaces in the parking lot located on the Site for the purpose of parking automobiles, subject to reasonable rules and regulations which may be promulgated by Landlord from time to time.

Permitted Uses:	Executive and general office use, research and development, manufacturing, and laboratory use, and for no other purpose; subject in all cases to applicable legal requirements.

Site or Property:	The approximately 6.3 acre site located in the Town of Shrewsbury, Massachusetts, having an address of 800 Boston Turnpike, Shrewsbury, Massachusetts, and all the buildings and improvements now or hereafter located thereon (including, without limitation, the Leased Premises, the Building, all roads, driveways, pavement, parking areas, landscaping, and utilities). A legal description of the boundaries of the Site is attached hereto as Exhibit B.

Force Majeure:	Strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefore for reasons beyond the reasonable control of Landlord, governmental restrictions, governmental regulations, governmental controls, delay in issuance of permits beyond the reasonable control of Landlord, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of Landlord.

Impositions:	All taxes including real estate taxes (which term shall include payments in lieu of real estate taxes), assessments, water and sewer rents, rates and charges, levies, license and permit fees and other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever, which at any time during the Lease Term may be assessed, levied, confirmed, imposed upon, or may become due and payable out of or in respect of, or become a lien upon, all or any portion of the Site (including all improvements thereto), other than: (i) municipal, state and federal income taxes (if any) assessed against Landlord; or (ii) municipal, state or federal capital levy, gift, estate, succession, inheritance or transfer taxes of Landlord; or (iii) corporation excess profits or franchise taxes imposed upon any corporate owner of the Site; or (iv) any income, profits or revenue tax, assessment or charge imposed upon the Rent payable by Tenant under this Lease; or (v) penalties due to Landlord’s lateness or failure to pay taxes, assessments or charges when due (unless such lateness is due to Tenant being late in any payment due under this Lease), (vi) taxes separately assessed or levied upon any improvements or alterations made by Landlord or other tenants in the leased premises being leased exclusively to another tenant in the Building, provided, however, that if at any time during the Lease Term the methods of taxation prevailing at the commencement of the Lease Term shall be altered so that in lieu of or as a substitute for the whole or any part of the taxes, assessments, levies or charges now levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed and imposed a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, on the rents received therefrom, or measured by or based in whole or in part upon the Site and imposed upon Landlord, then all such taxes, assessments, levies, impositions or charges or the part thereof so measured or based, shall be deemed to be included within the term “Impositions” for the purposes hereof. Landlord represents that, as of the date of this Lease, the Landlord has not entered into a tax treaty with the Town of Shrewsbury which makes the Site currently subject to any tax abatements or special assessments. In addition to the foregoing, the term “Impositions” shall include any new tax of a nature not presently in effect as of the date of this Lease, but which may be hereafter levied, assessed, or imposed upon Landlord or all or any portion of the Site, if such tax shall be based on or arise out of the Lease, the ownership of the Site (or any portion thereof), or the use or occupation of all or any portion of the Site except that any such new tax which is billed and assessed separately upon any leased premises, use or occupation of another tenant in the Building shall not be included in the Impositions. Notwithstanding anything contained in this Lease to the contrary, Tenant shall pay one hundred percent (instead of Tenant’s Proportionate Share) of any tax which is billed and assessed separately upon the Leased Premises or the use or occupation of the Tenant.

Tenant’s Proportionate Share of the Building:	57.94%

Tenant’s Proportionate Share of the Property:	80%

Operating Expenses:	The term “Operating Expenses” shall mean all aggregate expenses incurred in the operation, maintenance, repair, replacement, and management of the Leased Premises (whether incurred by the Tenant or the Landlord), including without limitation, the following: utilities supplied to the Leased Premises; all insurance obtained and relating to or otherwise in connection with Landlord’s ownership or the occupancy and operation of all or any portion of the Leased Premises, the foregoing to include, without limitation, all risk insurance against damage by fire or other casualty, liability insurance, rent loss insurance, and any insurance required by Landlord’s Mortgagee; services obtained for the benefit of the Site (including, without limitation, window cleaning, rubbish removal, snow removal and grounds maintenance); repairs, replacement, repainting, maintenance, supplies and the like for the Site; a management fee in the amount of three and one half percent (3.5%) of the gross rental receipts from the Property; legal fees and expenses; auditing fees and expenses; and depreciation (on a straight line basis) for capital expenditures made by Landlord to improve services provided to Tenant or to reduce operating expenses (in Landlord’s reasonable judgment) amortized on a straight line basis over the useful life of the applicable capital improvement with Tenant being responsible for the payment of only the portion allocable to the Lease Term. The following items shall be excluded from Operating Expenses: principal or interest payments on any mortgages or other financing arrangements, leasing commissions and depreciation for the Site, except as specifically provided above.

Landlord’s Work:	The work described on Exhibit C attached hereto.

Landlord’s Mortgagee:	Any party holding a mortgage on the Site including, without limitation, the Leased Premises, given as security for indebtedness owed by the Landlord to the holder of the mortgage.

Landlord’s Construction
Representative:	David Crocini
Crocini Consulting, LLC
121 Salem St #4B
Boston, MA 02113
Tel: (617) 699-5722
Fax:
Email: david@crocini.com

Tenant’s Construction
Representative:	Scott Huie

Tel: 508-366-2300, Ext. 222
Fax: 508-366-9852

1.2 Effect of Reference to Definitions. Any reference in this Lease to any term defined above shall be deemed, to the extent possible, to mean and include all aspects of the definition set forth above for such term.

1.3 Exhibits. The exhibits listed in this Section and attached to this Lease are incorporated by reference and are a part of this Lease.

Exhibit A:	Floor Plan of the Leased Premises

Exhibit B:	Legal Description of the Boundaries of the Site

Exhibit C:	Landlord’s Work

Exhibit D:	Term Commencement Date Letter

ARTICLE II - LEASED PREMISES, TERM AND COMMENCEMENT OF TERM

2.1 Leased Premises. Landlord hereby LEASES to Tenant and Tenant hereby leases and rents from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Leased Premises, together with all easements, rights or privileges necessary in connection with the use of the Leased Premises for the Permitted Uses.

2.2 Term. TO HAVE AND TO HOLD the Leased Premises for the Lease Term commencing on the Term Commencement Date, subject to the terms, covenants, agreements and conditions contained in this Lease.

ARTICLE III - RENT, ITS DETERMINATION, COMMENCEMENT AND METHOD OF PAYMENT

3.1 Basic Rent. Commencing on the Rent Commencement Date and continuing thereafter on the first day of each and every calendar month occurring during the Lease Term, Tenant shall pay Basic Rent to Landlord (or to such other person as Landlord by written notice instructs Tenant to make such payments for Landlord’s benefit and account) in advance in the amounts set forth in Section 1.1 above without notice, billing or demand therefor and without any deduction, set-off, credit or abatement of any kind. The monthly payment of Basic Rent for any partial calendar month occurring during the Lease Term shall be pro rated on a daily basis using the actual number of calendar days in said month. Tenant shall pay each monthly installment of Basic Rent at the Original Address of Landlord set forth above or at such other place as Landlord may by written notice to Tenant direct, such notice to be effective upon receipt.

3.2 Additional Rent. Commencing on the Substantial Completion Date and continuing throughout the Lease Term, Tenant shall also pay Additional Rent as follows (such payments to be made when requisitioned, except as otherwise stated):

(i)	Tenant’s Proportionate Share of all Impositions, all such payments to be made when due based upon an invoice received by Tenant from Landlord together with copies of the bills for the Impositions for the applicable period, but in any event prior to any date on which interest or penalties would begin to accrue on account of such Impositions if not paid according to the bill for such Impositions (estimated fiscal year 2007 real estate taxes on the Property are approximately $0.79 per rentable square foot, or $36,617.00 allocable to the Leased Premises); and

(ii)	Tenant’s Proportionate Share of all Operating Expenses.

Commencing on the Substantial Completion Date and continuing throughout the Lease Term, Tenant shall also pay Additional Rent as follows (such payments to be made when requisitioned, except as otherwise stated): (i) to the extent not paid directly by Tenant pursuant to the provisions of Article 5 hereof, one hundred (100) percent of all utilities

(including, without limitation, electricity, gas, telephone, water and sewer charges) supplied to or consumed at the Leased Premises during the Lease Term as measured by separate meters therefor (or prorated if and when separate meters are not in place); and (ii) one hundred (100%) percent of any Imposition which is billed and assessed separately upon the Leased Premises or the use or occupation of the Tenant.

All monetary obligations of Tenant under this Lease, except for the obligation to pay Basic Rent, shall be deemed obligations to pay Additional Rent, unless such presumption is repugnant to the context.

3.3 Payment on Account of Operating Expenses. Tenant shall make estimated monthly payments to Landlord to cover Tenant’s Proportionate Share of the Operating Expenses that the Tenant is expected to owe as Additional Rent during the current calendar year and each subsequent calendar year thereafter falling entirely or partly within the Lease Term. The initial estimated amount of Tenant’s Proportionate Share of the Operating Expenses expected to be incurred for the first calendar year of the Lease Term is $69,525.00. At the beginning of each calendar year thereafter, Landlord shall submit to Tenant a statement setting forth Landlord’s reasonable estimates (based on costs of which Landlord is aware and other reasonable assumptions of Landlord) of the amount of Operating Expenses that are expected to be incurred during such calendar year, and the computation of Tenant’s share of such anticipated Operating Expenses. Tenant shall pay to Landlord on the first day of each month following receipt of such statement an appropriate amount to amortize on a monthly basis Tenant’s Proportionate Share of the anticipated Operating Expenses, with appropriate adjustments if any period includes less than one (1) full month. If at any time during the Lease Term Landlord in Landlord’s discretion determines it appropriate to revise the estimates of Operating Expenses that have been submitted, then Landlord may submit such revised estimates to Tenant, and then commencing with the next monthly payment to be made by Tenant, appropriate adjustment shall be made to the amount being paid by Tenant on account of Tenant’s Proportionate Share of anticipated Operating Expenses provided, however, that Landlord shall not make such adjustments more than twice in any calendar year. Within ninety (90) days after the expiration of each calendar year during the Lease Term, Landlord shall submit to Tenant a statement certifying (i) Tenant’s Proportionate Share of the actual Operating Expenses incurred during the preceding calendar year, (ii) the aggregate amount of the estimated payments made by Tenant on account thereof, and (iii) any credit to which Tenant is entitled. If Tenant is entitled to any credit, Tenant shall deduct the amount of the overpayment from its next estimated payment or payments for Operating Expenses for the then current year. If the Tenant’s credit is equal to or greater than ten (10) percent of the aggregate amount paid in the preceding year, Landlord shall reduce the anticipated operating expenses on a going-forward basis by an amount equal to the credited amount. If Tenant’s actual liability for such Operating Expenses exceeds the aggregate amount of the estimated payments made by Tenant on account thereof, then Tenant shall pay to Landlord within thirty (30) calendar days the total amount of such deficiency as Additional Rent due hereunder. Tenant’s liability for Tenant’s share of the Operating Expenses for the last calendar year falling entirely or partly within the Lease Term shall survive the expiration of the Lease Term. Similarly, Landlord’s obligation to refund to Tenant the excess, if any, of the amount of Tenant’s actual liability therefor shall survive the expiration of the Lease Term.

With respect to Operating Expenses which Landlord allocates to the entire Property, Tenant’s “Proportionate Share” shall be the percentage set forth in Section 1.1 of this Lease as Tenant’s Proportionate Share of the Property as reasonably adjusted by Landlord in the future for changes in the physical size of the Leased Premises; and, with respect to Operating Expenses which Landlord allocates only to the Building, Tenant’s “Proportionate Share” shall be the percentage set forth in Section 1.1 of this Lease as Tenant’s Proportionate Share of the Building as reasonably adjusted by Landlord in the future for changes in the physical size of the Leased Premises or the Building. Landlord may equitably increase Tenant’s Proportionate Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Leased Premises or only a portion of the Property or Building or that varies with occupancy or use. The estimated Operating Expenses for the Premises set forth above are only estimates, and Landlord makes no guaranty or warranty that such estimates will be accurate.

Tenant or an independent, certified public accountant designated by Tenant shall have the right, during regular business hours and after giving fifteen (15) days’ advance written notice to Landlord, to inspect and audit Landlord’s books and records relating to the Operating Expenses billed during any calendar year falling within the Lease Term for a period of one (1) year following the receipt by Tenant of any statement submitted pursuant to this Section. If as a result of such audit it becomes clear that an error was made in the calculation of Tenant’s Proportionate Share of Operating Expenses, then an appropriate adjustment shall be made within thirty (30) days of Landlord’s receipt from Tenant of a copy of such audit together with Tenant’s demand for reimbursement and, if the amount by which Landlord over-charged Tenant exceeds ten (10%) percent of Tenant’s Proportionate Share of Operating Expenses, then Landlord shall pay the reasonable actual out-of-pocket costs and expenses paid by Tenant for the audit.

3.4 Rent. References in this Lease to “Rent” or “rent” shall be deemed to include both Basic Rent and Additional Rent when the context so allows.

3.5 Lease to be Deemed Net. This Lease shall be deemed and construed to be an absolutely net lease and Tenant shall accordingly pay to Landlord, absolutely net, the Basic Rent and Additional Rent, free of any off-sets or deductions of any kind.

3.6 Tenant’s Right to Seek Abatement. If Tenant occupies more than fifty-one (51%) percent of the rentable area of the Building or if the Leased Premises is separately assessed for real estate taxes, then Tenant shall have the right, upon prior written notice to Landlord, to seek a reduction in the valuation of the Leased Premises assessed for tax purposes and to contest in good faith by appropriate proceedings, at Tenant’s expense, the amount or validity in whole or in part of any Imposition or of the method by which any Imposition is calculated, assessed or imposed; and may defer payment thereof if allowed by law, provided that (i) Tenant shall provide Landlord with security reasonably satisfactory to Landlord to assure payment of contested items; and (ii) Tenant shall immediately pay such contested item or items if the protection of the Leased Premises or of the Landlord’s interest therein from any lien or claim shall, in the reasonable judgment of Landlord, require such payment.

3.7 Landlord’s Right to Seek Abatement. Landlord shall have the right to seek a reduction in the valuation of the Site or any of the Building assessed for tax purposes and to prosecute any action or proceeding theretofore commenced by Tenant. To the extent to which any tax refund payable as a result of any proceeding which Landlord or Tenant may institute, or payable by reason of compromise or settlement of any such proceeding, may be based upon a payment made by Tenant, then Tenant shall be authorized to collect the same (or the appropriate portion thereof), subject, however, to Tenant’s obligation to reimburse Landlord forthwith for Tenant’s Proportionate Share of any expense incurred by Landlord in connection therewith.

Landlord shall not be required to join in any proceedings referred to in Section 3.6 hereof unless the provisions of any law, rule or regulation at the time in effect shall require that such proceedings be brought by or in the name of Landlord, in which event Landlord shall join in such proceedings or permit the same to be brought in its name. Landlord shall not be subjected to any liability for the payment of any costs or expenses in connection with any such proceedings, and Tenant shall indemnify and save harmless Landlord from any such costs and expenses. Tenant shall be entitled to any refund of its share of any Imposition and penalties or interest thereon received by Landlord that has been paid by Tenant, or that has been paid by Landlord but previously reimbursed in full by Tenant.

ARTICLE 4 - PREPAID RENT AND SECURITY DEPOSIT

Upon the signing of this lease, Tenant shall pay to Landlord One Hundred Thousand Dollars ($100,000.00), representing a security deposit as security for Tenant’s full performance of all terms and conditions under this Lease. Upon the Substantial Completion Date, the Tenant shall pay to Landlord an additional One Hundred Thousand Dollars ($100,000.00), representing additional security for Tenant’s full performance of all terms and conditions under this Lease (collectively, the “Security Deposit”). Upon the exercise of the outstanding warrants that will raise approximately $90,000,000 or achievement of $4,000,000 in sales revenue, whichever event comes first, the Security Deposit shall be reduced to One Hundred Thousand Dollars ($100,000). Upon default by Tenant hereunder, the Landlord shall have the right, without the giving of any notice, to apply all or any portion of the Security Deposit to cure such default which right shall be in addition to all other rights and remedies. Within thirty (30) days of the later to occur of the last day of the Lease Term or the date that Tenant yields up the Leased Premises pursuant to the terms of this Lease, Landlord shall return to Tenant the Security Deposit less any amounts which Landlord may have deducted pursuant to the terms of this Lease.

ARTICLE 5 - UTILITIES AND SERVICES

5.1 Utilities. Tenant shall make arrangements with appropriate utility or service companies for its own service for any utilities and/or services that are to serve the Leased Premises exclusively or directly and that can be billed to Tenant directly, and Tenant shall promptly pay all costs with respect to same, such payments to be made, to the extent possible, directly to the utility or service provider or to the appropriate party charged with collecting the same, the foregoing to include all charges for such utilities or services. All internal utilities shall be separately metered. All costs for external utilities that are not separately metered shall be included in Operating Expenses, and Tenant shall be responsible for Tenant’s Proportionate Share thereof. Landlord shall be under no obligation to furnish any utilities or services to the

Leased Premises and shall not be liable for any interruption or failure in the supply of any such utilities or services to the Leased Premises. No interruption or failure of utilities shall result in the termination of this Lease; provided, however, that if (i) an interruption or cessation of utilities shall occur, except if the same is due to any act or neglect of Tenant or Tenant’s agents, employees, contractors or invitees or any person claiming by, through or under Tenant (a “Service Interruption”), and (ii) such Service Interruption occurs or continues as a result of the negligence or wrongful conduct of the Landlord or Landlord’s agents, employees or contractors, and (iii) such Service Interruption continues for more than one (1) full business day after Landlord shall have received notice thereof from Tenant, and (iv) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Leased Premises are materially and adversely affected, then there shall be an abatement of one day’s Rent for each day during which such Service Interruption continues after such one (1) business day; provided, however, that if any part of the Leased Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Leased Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Leased Premises.

5.2 Access. Tenant shall have access to the Leased Premises twenty-four hours a day, seven days a week, three hundred sixty-five days per year, and Tenant shall be solely responsible, at Tenant’s sole cost and expense, for security for the Leased Premises.

5.3 Maintenance and Repair - Landlord. Prior to the Term Commencement Date, Landlord shall install on the grounds of the Property a fully operational automatic irrigation system (sprinklers), as part of Landlord’s Work described on Exhibit C attached hereto. Landlord shall be responsible for the maintenance, repair and replacement of the Building’s roof, public areas, exterior walls, windows, foundation, and structural walls of the Building and all Building plumbing, mechanical, and electrical systems existing in the Building as of the date hereof or installed by Landlord prior to the Term Commencement Date (but specifically excluding any supplemental heating, ventilation or air conditioning equipment or systems installed by Tenant), except that Landlord shall in no event be responsible to Tenant for any condition in the Leased Premises or the Building caused by any act or neglect of Tenant, its invitees or contractors. Landlord shall also keep and maintain all common facilities in a good and clean order, condition and repair, free of snow and ice and accumulation of dirt and rubbish, and shall keep and maintain all landscaped areas on the Property in a neat and orderly condition, to a commercially reasonable standard equal to or exceeding that of comparable first-class office and research and development properties in the greater Worcester, Massachusetts area. The costs of any such maintenance, repair and replacement by Landlord shall be Operating Expenses and be paid in accordance with Section 3.3 hereof, provided, however, that costs that are required to be capitalized for federal income tax purposes shall be amortized on a straight line basis over a period equal to the lesser of the useful life thereof for federal income tax purposes or ten (10) years and included in Operating Expenses only to the extent of the amortized amount for the respective calendar year. The terms “walls” and “windows” as used in this Section 5.3 shall not include glass or plate glass, doors or overhead doors, special store fronts, dock bumpers, dock plates or levelers, or office entries, all of which shall be maintained by Tenant. Landlord shall not be responsible to make any improvements or repairs to the Building or Property other than as expressly provided in this Section 5.3, unless expressly provided otherwise in this Lease. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section 5.3, after which Landlord shall have a reasonable opportunity to repair such item. Landlord shall never be liable for any failure to make repairs which Landlord has undertaken to make under the provisions of this Section 5.3 or elsewhere in this Lease, unless Tenant has given notice to Landlord of the need to make such repairs, and Landlord has failed to commence to make such repairs within a reasonable time after receipt of such notice, or fails to proceed with reasonable diligence to complete such repairs.

5.4 Demising Walls: Landlord’s Responsibility. It shall be the Landlord’s exclusive responsibility to erect demising walls and/or connecting doors between the Leased Premises and the warehouse space. If the Landlord fails to erect such walls and/or doors after notification by the Tenant of the need for the same, the Tenant shall have the right, but not the responsibility, to erect such walls and/or doors without further consent or permission from the Landlord. The Landlord shall be solely and exclusively responsible for all heating and cooling costs incurred by Landlord or Tenant as a result of the lack of such walls and/or doors.

ARTICLE 6 - INSURANCE

6.1 Required Coverage. Tenant covenants and agrees with Landlord that during the Lease Term the following insurance shall be obtained by Tenant and carried at Tenant’s sole expense:

(a) Tenant’s commercial general liability insurance insuring and indemnifying Tenant, Landlord, and Landlord’s Mortgagee against liability for injury to persons and damage to property which may be claimed to have occurred upon the Leased Premises or the sidewalks, ways and other real property adjoining said Leased Premises and covering all Tenant’s obligations under this Lease and with limits at least as high as the amounts respectively stated below, or such higher limits in any case as may reasonably be required in case of increase in risk or as may be customarily carried in Massachusetts by prudent occupants of similar property, as determined by Landlord in its reasonable discretion:

not less than commercial general liability insurance in the amount of $1,000,000 per occurrence, $2,000,000 general aggregate, $1,000,000 per accident combined single limit for automobile liability, $2,000,000 in excess liability coverage, and $1,000,000 for property damage.

(b) Workmen’s Compensation covering all Tenant’s employees, contractors and agents working on the Premises.

(c) Insurance insuring all of Tenant’s personal property, chattels, inventory, trade fixtures, furniture, furnishings, machinery, equipment, goods, supplies and stock of every kind and description stored, kept, installed or used in or upon the Leased Premises against damage, loss or destruction by fire, explosion, water damage or other casualty, in an amount at least equal to the replacement cost of such insured property.

(d) Such additional insurance (including, without limitation, rent loss insurance) as Landlord’s Mortgagee shall reasonably require provided that such insurance is in an amount, of the type, and customary for comparable properties.

6.2 Writing and Disposition of Insurance Policies. All insurance required under Section 6.1 above shall be written with companies reasonably satisfactory to Landlord and in forms customarily in use from time to time in the Greater Boston area. Tenant shall furnish the Landlord with duplicates of said policies, and said policies shall (i) name Landlord and Landlord’s Mortgagee as named insureds, as their respective interests may appear, and (ii) provide that the coverage thereunder may not lapse or be canceled without twenty (20) days prior written notice to Landlord, Landlord’s Mortgagee and Tenant.

6.3 Mutual Waiver of Subrogation. Landlord and Tenant each hereby releases the other, its officers, directors, employees and agents, from any and all liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to property covered by valid and collectible insurance, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. However, this release shall be applicable and in force and effect only with respect to loss or damage (a) actually recovered from an insurance company and (b) occurring during such time as the releaser’s insurance policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releaser to recover thereunder. Landlord and Tenant each agrees that any fire and extended coverage insurance policies will include such a clause or endorsement as long as the same shall be obtainable without extra costs, or, if extra cost shall be charged therefor, so long as the other party pays such extra cost. If extra cost shall be chargeable therefor, each party shall advise the other party and of the amount of the extra cost, and the other party, at its election, may pay the same, but shall not be obligated to do so.

6.4 Blanket Policies. Nothing contained herein shall prevent Tenant from taking out insurance of the kind and in the amounts provided for herein under a blanket insurance policy or policies covering properties other than the Leased Premises, provided however, that any such policy or policies of blanket insurance (a) shall specify therein, or Tenant shall furnish Landlord with the written statement from the insurers under such policy or policies, specifying the amount of the total insurance allocated to the Leased Premises, which amounts shall not be less than the amounts required herein, and (b) amounts so specified shall be sufficient to prevent any of the insureds from being a co-insurer within the terms of the applicable policy or policies, and provided further, however, that any such policy or policies of blanket insurance shall, as to the Leased Premises, otherwise comply as to endorsements and coverage with the provisions herein.

6.5 Landlord’s Insurance Covenants. Landlord covenants and agrees that during the Lease Term it shall obtain the following insurance:

(a) All risk insurance against damage by fire or other casualty in an amount at least equal to the replacement costs of the Building as determined from time to time by Landlord or (at Landlord’s election or upon Tenant’s request) by appraisal made at the expense of Tenant by an accredited insurance appraiser approved by Landlord;

(b) Commercial general liability insurance covering liability for injury to persons and damage to property which may be claimed to have occurred upon the Property or the sidewalks, ways and other real property adjoining the Property caused by Landlord with limits at least as high as the following amounts: $1,000,000 per occurrence, $2,000,000 general aggregate;

(c) Workmen’s Compensation covering all Landlord’s employees and Landlord shall cause all contractors and agents working for Landlord on the Property to carry workmen’s compensation insurance covering their employees as may be required by law;

(d) Rent loss insurance with a limit at least equal to one (1) year’s worth of Rent due under this Lease; and

(e) Such additional insurance as Landlord’s Mortgagee shall reasonably require.

Tenant shall pay the Tenant’s Proportionate Share (57.94 percent) of the cost of such insurance as an Operating Expense. At the request of Tenant, Landlord will provide to Tenant copies of certificates or the relevant portions of such policies to evidence the fact that Landlord is maintaining the insurance required by this Section 6.5.

ARTICLE 7 - ADDITIONAL COVENANTS

Tenant covenants and agrees during the Lease Term and such further time as Tenant occupies the Leased Premises or any part thereof:

7.1 Performing Obligations. To perform fully, faithfully and punctually all of the obligations of Tenant set forth in this Lease; and to pay when due Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

7.2 Use. To use the Leased Premises only for the Permitted Uses, and for no other purposes.

7.3 Maintenance and Repair - Tenant. At Tenant’s expense, and except for Landlord’s obligations set forth in Section 5.3 hereof, reasonable wear and tear and damage from fire or other casualty, to keep the Leased Premises, including all interior and exterior glass, clean, neat and in good order, repair and condition, and to keep the Leased Premises in as good condition, order and repair as the same are at the Term Commencement Date or thereafter may be put, reasonable wear and use and damage by fire or other casualty only excepted, it being understood that the foregoing exception for reasonable wear and use shall not relieve Tenant from the obligation to keep the Leased Premises in good order, repair and condition including, without limitation, all necessary and ordinary non-structural repairs, replacements and the like. Tenant also agrees to abide by reasonable rules and regulations that Landlord may adopt from time to time.

7.4 Compliance with Laws. At Tenant’s expense, to comply promptly with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, departments, commissions, boards and officials, foreseen and unforeseen, ordinary as well as extraordinary, which may be applicable to the Leased Premises or to Tenant’s use, occupancy or presence in or at the Leased Premises or the Site, including all laws with respect to the handling, storage and disposal of any hereinafter defined Hazardous Materials, except that the Tenant may defer compliance so long as the validity of any such law, ordinance, order, rule, regulation or requirement shall be contested by Tenant in good faith and by appropriate legal proceedings, and:

(a) If by the terms of such law, ordinance, order, rule regulation or requirement, compliance therewith pending the prosecution of any such proceeding may legally be delayed without the incurrence of any lien, charge or liability of any kind against the Leased Premises or Site and without subjecting Tenant or Landlord to any liability, civil or criminal, for failure so to comply therewith, Tenant may delay compliance therewith until the final determination of such proceeding, or

(b) If any lien, charge or civil liability would be incurred by reason of any such delay, Tenant nevertheless may contest as aforesaid and delay as aforesaid, provided that such delay would not subject Landlord to criminal liability or fine, and Tenant (i) furnishes to Landlord security, reasonably satisfactory to Landlord, against any loss or injury by reason of such contest or delay, and (ii) prosecutes the contest with due diligence.

To the best of Landlord’s knowledge, as of the date of this Lease the Building is in compliance with all applicable laws, rules and regulations.

7.5 Payment for Tenant’s Work. To pay promptly when due the entire cost of any work at or on the Leased Premises undertaken by Tenant so that the Leased Premises shall at all times be free of liens for labor and materials; promptly to clear the record of any notice of any such lien; to procure all necessary permits and before undertaking such work; to do all of such work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements; and to save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

7.6 Indemnity. To save Landlord harmless and indemnified from, and to defend Landlord against, all injury, loss, claims or damage (including reasonable attorneys’ fees) to any person or property while on the Leased Premises unless arising from any act, omission, fault, negligence or other misconduct of Landlord, or its agents, servants, employees, or contractors; to save Landlord harmless and indemnified from, and to defend Landlord against, all injury, loss, claims or damage (including reasonable attorneys’ fees) to any person or property anywhere occasioned by any act, omission, neglect or default of Tenant or Tenant’s agents, servants, employees, contractors, guests, invitees or licensees unless arising from any act, omission, fault, negligence or other misconduct of Landlord, or its agents, servants, employees, or contractors. Landlord shall save Tenant harmless and indemnified from, and defend Tenant against, all injury, loss, claims or damage (including reasonable attorneys’ fees) to any person while on the Leased Premises to the extent caused by the act, omission, fault, negligence or other misconduct of Landlord and not caused by any contributory act or omission of Tenant.

7.7 Personal Property at Tenant’s Risk. That all personal property, equipment, inventory and the like from time to time upon the Leased Premises shall be at the sole risk of Tenant; and that Landlord shall not be liable for any damage which may be caused to such property or the Leased Premises or to any person for any reason including, without limitation, the bursting or leaking of or condensation from any plumbing, cooling or heating pipe or fixture.

7.8 Payment of Cost of Enforcement. Each Party covenants to pay on demand the other Party’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation under this Lease or in curing any default by Tenant under this Lease, provided that the Party claiming under this Section is successful in enforcing such obligation or has a right under this Lease to cure such default.

7.9 Yield Up. At the termination of this Lease, peaceably to yield up the Leased Premises clean and in good order, repair and condition, reasonable wear and tear and damage by fire or casualty excepted and remove all equipment, furniture and personal property; and at either Landlord’s or Tenant’s option, to remove any and all of Tenant’s trade fixtures, provided however, that Tenant shall restore any damage caused by such removal and provided further that if Tenant fails so to restore the Leased Premises, then Tenant shall pay all of Landlord’s costs to make such restoration.

7.10 Subordination. Within fifteen (15) days after written request by Landlord to Tenant, to execute and deliver all such instruments as may reasonably be requested to subordinate this Lease to any mortgages or deeds of trust securing notes or bonds executed by Landlord and to all advances made thereunder and to the interest thereon and all renewals, replacements and extensions thereof, provided that the mortgagee or trustee shall agree to recognize this Lease in the event of foreclosure and perform all of the covenants contained herein to be performed by Landlord, if Tenant is not in default beyond the expiration of any period allowed for the cure of such default. Any such mortgagee or trustee may at any time subordinate its mortgage or deed of trust to this Lease, without Tenant’s consent, by notice in writing to Tenant and thereupon this Lease shall be deemed prior to such mortgage or deed of trust without regard to their respective dates of execution, delivery and recording; and in that event such mortgagee or trustee shall have the same rights with respect to the Lease as though it had been executed and delivered (and notice thereof recorded) prior to the execution and delivery and recording of the mortgage or deed of trust. Landlord agrees to use commercially reasonable efforts to obtain a recognition and non-disturbance agreement from the present mortgagee of record in a form reasonably satisfactory to Tenant.

7.11 Estoppel Certificates. From time to time, for delivery to a prospective purchaser or mortgagee of the Leased Premises or the Site or to any assignee of any mortgage of the Leased Premises or the Site or to the Massachusetts Development Finance Agency or to any other lender or prospective lender of the Tenant, within ten (10) days after written request by Landlord to Tenant or by Tenant to Landlord, the party receiving the request shall execute, acknowledge and deliver to the other party a statement in writing certifying: (a) that this Lease is unamended (or, if there have been any amendments, stating the amendments); (b) that it is then in full force and effect and without any existing defaults, if that be the fact; (c) a description of the leased premises; (d) the term of the lease and any existing purchase or renewal options; (e) the rent and additional rent due and the dates to which Rent and any other payments to Landlord have been paid; (f) the amounts of any security deposits paid pursuant to this lease; (g) any defenses, offsets and counterclaims which Tenant, at the time of the execution of said statement, believes that Tenant has with respect to Tenant’s obligation to pay Rent and to perform any other obligations under this Lease or that there are none, if that be the fact; and (h) such other data as may reasonably be requested. Any prospective purchaser or mortgagee of the Leased Premises, or portion thereof, or any assignee of any mortgagee of the Leased Premises, or portion thereof or the Massachusetts Development Finance Agency or any other lender or prospective lender of the Tenant, may rely upon such statement.

7.12 Nuisance. At all times during the Lease Term and such further time as the Tenant occupies the Leased Premises, not to injure, overload, deface or otherwise harm the Leased Premises; nor commit any nuisance; nor to do or suffer any waste to the Leased Premises; nor permit the emission of any objectionable noise or odor; nor make any use of the Leased Premises which is improper, or contrary to any law or ordinance or which will invalidate any insurance policy or other applicable legal requirement covering the Leased Premises or any portion thereof, including, without limitation, the handling, storage and disposal of any hazardous material.

7.13 Changes and Alterations. Except as otherwise explicitly set forth herein, Tenant shall have no authority, without the express written consent of Landlord to alter, remodel, reconstruct, demolish, add to, improve or otherwise change the Leased Premises, except that Tenant shall have such authority, without the consent of Landlord, to build substructures; add, remove, or modify internal wiring; erect or remove non-load bearing walls; add or remove internal doors; construct internal clean room(s); make repairs to the Leased Premises and do such other things as are appropriate to comply with the obligations imposed on Tenant under other provisions of this Lease.

Except as otherwise outlined herein, Tenant shall not construct or permit any alterations, installations, additions or improvements including any interior or exterior signs (“Alterations”) to the Leased Premises or the Building without having first submitted to Landlord plans and specifications therefor for Landlord’s approval, which approval shall not be unreasonably withheld or delayed provided that:

(a) if the improvement involves a sign or will otherwise be visible from the exterior then the improvement must be compatible with the architectural and aesthetic qualities of the Leased Premises and the Site; and

(b) the improvement must be non-structural and have no effect on the plumbing, heating (and cooling), mechanical, electrical or other systems or services in the Leased Premises, and the improvement (except for signs) must be entirely within the Leased Premises; and

(c) the change, when completed will not materially adversely affect the value of the Leased Premises or the Site; and

(d) Tenant demonstrates to Landlord’s satisfaction that the improvement will be made in accordance with applicable legal requirements using good quality materials and good quality construction practices and will not result in any liens on the Leased Premises; and

(e) as soon as such work is completed, Tenant will have prepared and provide Landlord with “as-built” plans (in form acceptable to Landlord) showing all such work; and

(f) Tenant will comply with any rules or requirements reasonably promulgated by Landlord in connection with the doing of any work, and if requested by Landlord, Tenant will obtain and maintain Builder’s Risk insurance in connection with such work.

Tenant shall have the right to make minor alterations from time to time in the interior of the Leased Premises without obtaining Landlord’s prior written consent therefor, provided that all of such work conforms to all of the above requirements in all respects (except for the requirement in subsection (a) to obtain Landlord’s prior written consent and the requirement in subsection (e) to provide “as-built” plans to Landlord), and further provided that Tenant provides Landlord with a written description of such work (and such other data as Landlord may request) not later than 30 days after each such alteration is made.

7.14 Financial Statements. Within ten (10) days of Landlord’s request, Tenant shall furnish Landlord its most recent statement of income and balance sheet for the immediately preceding fiscal year certified by an independent certified public accountant and prepared in accordance with generally accepted accounting principles consistently applied. Nothing contained in this Section shall be construed to require the Tenant to create or commission the creation of a financial statement, but rather Tenant is obligated only to produce to Landlord (upon request) a copy of the most current existing financial statement.

7.15 Signage. Tenant, at Tenant’s sole cost and expense, shall have the right to install signage in its lobby, on any Building directory, on the exterior of the Building, and on the pylon sign for the Building at the highest level and the largest allowed for sign panels of lessees or occupants of the Building, provided that Tenant obtains all necessary permits, complies with all applicable laws, complies with Section 7.13 of this Lease, and obtains the prior written consent of the Landlord (which consent shall not be unreasonably withheld or delayed provided that Tenant delivers to Landlord reasonably detailed plans and specifications for the sign).

Tenant’s right to erect signage on the Route 9 side of the Property shall be an exclusive right. Landlord agrees that no other signage will be authorized or permitted on the Route 9 side of the Property. Tenant shall also have the right to erect signage on the Chestnut Street side of the Property. Landlord agrees that Tenant’s signage on the Chestnut Street side of the Property shall be the most prominent signage, both in terms of size and placement. Landlord may allow two other building tenants to erect signage on the Chestnut Street side of the Property, subject to Tenant’s approval of the size, placement, and appearance of said signage, which approval shall not be unreasonably withheld.

ARTICLE 8 - QUIET ENJOYMENT

Landlord covenants that Tenant on paying the Rent and performing Tenant’s obligations under this Lease shall peacefully and quietly have, hold and enjoy the Leased Premises throughout the Lease Term or until it is terminated as in this Lease provided without hindrance by Landlord or by anyone claiming by, through or under Landlord.

ARTICLE 8.1 – COMPLEMENTARY BUSINESSES

Landlord covenants that it shall not, during the Lease Term (or any extension thereto), lease any other space in the Building for a use that would materially interfere with the Tenant’s use of the Leased Premises for executive and general office use, research and development, manufacturing, and laboratory use. Landlord agrees further that, to the extent that Landlord leases other space in the Building, such other leased premises shall have separate utilities and separate heating, ventilating and air conditioning systems designed to avoid any cross- contamination between the Leased Premises and such other leased premises.

ARTICLE 9 - DAMAGE AND EMINENT DOMAIN

9.1 Fire and Other Casualty. In the event that at any time during the term hereof (including any extended term) the Leased Premises are totally damaged or destroyed by fire or other casualty or substantially damaged so as to render them or a material portion thereof untenantable, then there shall be a just and proportionate abatement of the Rent payable hereunder until the Leased Premises are made suitable for Tenant’s occupancy, and the Lease Term shall be extended, without the necessity of further action by any party, for a period equal to the time during which Rent so abated. In the event of such substantial (or total) damage to the Leased Premises, Landlord shall proceed at its expense and with reasonable diligence to repair and restore the Leased Premises to substantially the same condition they were in immediately prior to such casualty. Notwithstanding the foregoing, if Landlord in its sole discretion determines that timely restoration is not possible or practical or that there are or will be insufficient insurance proceeds available to Landlord to accomplish same, then Landlord shall have the right to terminate this Lease by written notice given to Tenant within ninety (90) days after the occurrence of such casualty.

If Landlord proceeds with the repair and restoration of the Leased Premises, in the event the Leased Premises have not been restored to a condition substantially suitable for their intended purpose within one hundred eighty (180) days following said casualty, then either Landlord or Tenant shall have the right to terminate this Lease by giving notice thereof to the other party within thirty (30) days after the expiration of such period (as so extended) provided that such restoration is not completed within such period. This Lease shall cease and come to an end without further liability or obligation on the part of either party thirty (30) days after such giving of notice unless within such thirty-day period Landlord substantially completes such restoration. Such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure so to complete such restoration, and time shall be of the essence with respect thereto.

9.2 Eminent Domain. Landlord reserves for itself all rights to any damages or awards with respect to the Leased Premises and the leasehold estate hereby created by reason of any exercise of the right of eminent domain, or by reason of anything lawfully done in pursuance of any public or other authority; and by way of confirmation Tenant grants and assigns to Landlord all Tenant’s rights to such damages so reserved, except as otherwise provided herein. Tenant covenants to execute and deliver any instruments confirming such assignment as Landlord may from time to time reasonably request. If all the Leased Premises are taken by eminent domain, this Lease shall terminate when Tenant is required to vacate the Leased Premises or such earlier date as the Tenant is required to begin the payments of rent to the taking authority. If a partial taking by eminent domain results in so much of the Leased Premises being taken as to render the Leased Premises or a material portion thereof unsuitable for Tenant’s continued use and occupancy as determined by either party in its reasonable discretion, either Landlord or Tenant may elect to terminate this Lease as of the date when the Tenant is required to vacate the portion of the Leased Premises so taken, by written notice to the other given not more than ninety (90) days after the date on which Tenant or Landlord, as the case may be, receives notice of the taking. For purposes of this paragraph, a “material portion” of the Leased Premises shall mean in excess of twenty-five percent (25%) of the total square footage of the Leased Premises. If a partial taking by eminent domain does not result in such portion of the Leased Premises as aforesaid being taken, then this Lease shall not be terminated or otherwise affected by any exercise of the right of eminent domain.

Whenever any portion of the Lease Premises shall be taken by any exercise of the right of eminent domain, and if this Lease shall not be terminated in accordance with the provisions of this Section 9.2, Landlord shall, at its expense, proceeding with all reasonable dispatch, provided sufficient condemnation proceeds are available therefor (or, if not, provided Tenant provides additional funds needed above the amount of the condemnation proceeds available) do such work as may be required to restore the Leased Premises or what remains thereof (not including Tenant’s trade fixtures, business equipment and furniture) as nearly as may be to the condition they were in immediately prior to such taking, and Tenant shall at its expense, proceeding with all reasonable dispatch, do such work to its trade fixtures, business equipment and furniture, as may be required. A just proportion of the Rent payable hereunder, according to the nature and extent of the taking shall be abated from the time Tenant is required to vacate that portion of the Leased Premises taken. If the Premises have not been restored to a condition substantially suitable for their intended purpose within two hundred seventy (270) days following said taking, then either Landlord or Tenant shall have the right to terminate this Lease by giving notice thereof to the other party within thirty (30) days after the expiration of such period provided that such restoration is not completed within such period. This Lease shall cease and come to an end without further liability or obligation on the part of either party thirty (30) days after such giving of notice unless, within such thirty-day period, Landlord substantially completes such restoration. Such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure so to complete such restoration, and time shall be of the essence with respect thereto.

Landlord warrants and represents that it is unaware of any currently pending or potential governmental takings or planned takings of any of the Leased Premises.

ARTICLE 10 - DEFAULTS BY TENANT AND REMEDIES

10.1 The Condition. This Lease is made on the condition that if any default by Tenant continues, in case of payment of Rent or other monetary payments due hereunder for more than seven (7) business days after written notice thereof to Tenant (provided, however, that Tenant shall be entitled to only two (2) such notices during each calendar year and if, subsequently in any such calendar year, Tenant does not make a payment of Rent within seven (7) business days of such payment being due, Landlord shall have all the rights set forth herein without the need of any notice), or in the case of a non-monetary default for more than thirty (30) days after written notice thereof to Tenant (provided, however, that if such default is susceptible of being cured but such cure cannot be accomplished with reasonable diligence within said period of time and if Tenant commences to cure such default promptly after receipt of notice thereof from Landlord and thereafter prosecutes the curing of such default with reasonable diligence, such period of time shall be extended for such additional time as may be necessary to cure such default with reasonable diligence, but not to exceed an additional thirty (30) days); or if Tenant becomes insolvent, makes any assignment for the benefit of creditors, commits any act of bankruptcy or files a petition under any bankruptcy or insolvency law; or if such a petition filed against Tenant is not dismissed within thirty (30) days; or if a receiver or similar officer becomes entitled to Tenant’s interest in this Lease and it is not returned to Tenant within thirty (30) days; or if Tenant’s interest in this Lease is taken on execution or other process of law in any action against Tenant; or if Tenant fails to obtain any insurance required to be maintained by Tenant pursuant to this Lease or any such insurance shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease; of if Tenant shall fail to occupy or shall vacate the Leased Premises or shall fail to continuously operate its business at the Leased Premises for the Permitted Use set forth herein, whether or not Tenant is in monetary or other default under this Lease; or if Tenant shall fail to execute any instrument of subordination or attornment or any estoppel certificate within the time periods set forth in Sections 7.10 and 7.11 respectively following Landlord’s request for the same, then Landlord may immediately or at any time thereafter and without demand or further notice make entry and repossess the Leased Premises as of Landlord’s former estate, without prejudice to any other remedies, and thereupon this Lease shall terminate; and in case of such termination, or termination by legal proceedings for default, Landlord may remove all of Tenant’s property from the Leased Premises and store the same in any public warehouse or other suitable location all at the expense and risk of Tenant, and Tenant shall indemnify Landlord during the remaining period before this Lease would otherwise expire against all loss or damage suffered by reason of the termination, the loss or damage, if any, for each lease month to be paid at the end thereof, or as otherwise herein provided.

10.2 Reimbursement of Landlord’s Expenses. In the case of termination of this Lease pursuant to Section 10.1, Tenant shall reimburse Landlord for all reasonable expenses arising out of such termination, including without limitation, all costs incurred in preparing the Plans and performing Landlord’s Work, all costs incurred in collecting amounts due from Tenant under this Lease (including reasonable attorneys’ fees, costs of litigation and the like); all expenses incurred by Landlord in attempting to relet the Leased Premises or parts thereof (including advertisements, brokerage commissions, Tenant’s allowances, lease inducements, costs of preparing space, and the like); and all Landlord’s other reasonable expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination.

10.3 Damages. Notwithstanding any other provisions hereof, Landlord may elect by written notice to Tenant within four months following such termination to be indemnified for loss of Rent by a lump sum payment representing the then present value of the amount of Rent that would have been paid in accordance with this Lease for the remainder of the Lease Term minus the then present value of the aggregate fair market rent payable for the Leased Premises for the remainder of the Lease Term (if less than the Rent payable hereunder), estimated as of the date of the termination, and taking into account reasonable projections of vacancy and time required to relet the Leased Premises. For the purposes of this Section 10.3, the “remainder of the Lease Term” shall not include any Extension Terms available to Tenant under Section 20 of this Lease except to the extent that the extension option for any such Extension Term has already been exercised by Tenant in accordance with the provisions of Section 20. (For the purposes of calculating the Rent that would have been paid hereunder for the lump sum payment calculation described herein, the last full year’s Additional Rent under this Lease is to be deemed constant for each year thereafter. The Federal Reserve discount rate (or equivalent) shall be used in calculating present values.) Should the parties be unable to agree on a fair market rent, the matter shall be submitted, upon the demand of either party, to the Boston, Massachusetts office of the American Arbitration Association, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be an MAI appraiser with at least ten years experience as an appraiser of suburban commercial real estate in the Eastern Massachusetts area. The parties agree that a decision of the arbitrator shall be conclusive and binding upon them. Should Landlord fail to make the election provided for in this Section 10.3, Tenant shall indemnify Landlord for the loss of Rent by a payment at the end of each month which would have been included in the Lease Term, representing the difference between the Rent that would have been paid in accordance with this Lease and the Rent actually derived from the Leased Premises by Landlord for such month (the amount of Rent deemed derived shall be the actual amount less any portion thereof attributable to Landlord’s reletting expenses described in Section 10.2 that have not been reimbursed by Tenant thereunder).

10.4 Mitigation. Landlord shall use commercially reasonable efforts to relet the Leased Premises, which efforts shall be subject to the reasonable requirements of Landlord to lease to high quality tenants and to develop the Building and the Site in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like. It is agreed that hiring a reputable leasing broker to lease the Premises. listing the premises at commercially reasonable rates, and cooperating in good faith with such broker shall satisfy the requirement that Landlord use commercially reasonable efforts to relet.

10.5 Claims in Bankruptcy. Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by the statute of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.

10.6 Late Charge. If any payment of Basic Rent, Additional Rent, or other payment due from Tenant to Landlord is not paid when due, then Landlord may, at its option, without notice and in addition to all other remedies hereunder, impose a late charge on Tenant equal to 1.5% of the amount in question for each month (prorated for any partial month) during which said delinquency continues, provided that no late charge will be imposed for Basic Rent payments less than ten days late, up to one time in any calendar year. Such late charge shall constitute Additional Rent hereunder payable upon demand.

10.7 Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to cure, at any time any default by Tenant under this Lease. In curing such defaults, Landlord may enter upon the Leased Premises upon prior notice to Tenant and take such action thereon as may be necessary to effect such cure. Notwithstanding the foregoing, in the case of an emergency threatening serious injury to persons or property, Landlord may cure such default without prior notice. All costs and expenses incurred by Landlord in curing a default, including reasonable attorneys’ fees, together with interest thereon at the rate of eighteen (18%) percent per annum from the day of payment by Landlord, shall be paid by Tenant to Landlord on demand. Landlord may use the Security Deposit to effectuate any such cure.

In the event an emergency threatening serious injury to persons or property occurs and Tenant has made reasonable efforts to notify Landlord, Tenant may cure such emergency on behalf of and at the expense of the Landlord (provided such actions are Landlord’s responsibilities hereunder) and do all necessary work and make all necessary payments in connection therewith. Landlord agrees to pay Tenant any reasonable amount so paid on Landlord’s behalf within thirty (30) days of receiving from Tenant such documentation as Landlord may reasonably request to substantiate the amount for which Tenant is seeking reimbursement.

10.8 Effect of Waivers of Default. No consent or waiver, express or implied, by Landlord to or of any covenant, condition or duty of Tenant shall be construed as a consent or waiver by Landlord to or of any other breach of the same or any other covenant, condition or duty.

ARTICLE 11 - ASSIGNMENT AND SUBLETTING

11.1 Assignment of Lease by Tenant. Tenant shall not assign all or any portion of or interest in the Lease without the prior written consent of Landlord. It is agreed that in requesting such consent, Tenant shall provide such information regarding the proposed assignee and the proposed assignment as Landlord may reasonably request. Landlord’s consent to Tenant’s request shall not be unreasonably withheld or delayed, in each instance, except under circumstances where Tenant is in default beyond applicable grace periods of any covenant in this Lease, in which event such consent may be withheld in Landlord’s absolute discretion.

11.2. Subletting by Tenant. Tenant shall not sublet the Leased Premises or any portion thereof without Landlord’s prior written consent. It is agreed that in requesting such consent

Tenant shall provide such information regarding the proposed sublease and the proposed sublease arrangement as Landlord may reasonably request. Landlord’s consent to Tenant’s request shall not be unreasonably withheld or delayed, in each instance, except under circumstances where Tenant is in default beyond applicable grace periods of any covenant in this Lease, in which event such consent may be withheld in Landlord’s absolute discretion. In the event that such sublease is approved, at Landlord’s request, Tenant shall construct a new demising wall separating such space from the remainder of the Leased Premises.

11.3 If Landlord consents to such assignment or subletting, it is understood and agreed that one-half of all profits realized by Tenant as a result of amounts collected by the Tenant from such assignee or subtenant shall be paid to Landlord by Tenant. For purposes of this Section 11.3, “profits” shall mean the amount by which all compensation received by Tenant as a result of such assignment or subletting, net of reasonable expenses actually incurred by Tenant in connection with such assignment or subletting, including leasing commissions amortized over the Term, in the case of an assignment, or over the term of the sublease, in the case of a subletting, exceeds (b) the Basic Rent and Additional Rent attributable to the entire Leased Premises, in the case of an assignment, or attributable to the portion of the Leased Premises so sublet, in the case of a subletting.

11.4 The consent by Landlord to any assignment, subletting or occupancy shall not be construed as a waiver or release of Tenant from any and all liability for the performance of all covenants and obligations to be performed by Tenant under this Lease, nor shall the collection or acceptance of rent from any assignee, transferee or subtenant constitute a waiver or release of Tenant from any of its liabilities or obligations under this Lease. Landlord’s consent to any assignment, subletting or occupancy shall not be construed as a consent with respect to any subsequent assignment, subletting or occupancy. For any period during which Tenant is in default with respect to the payment of Rent, Tenant hereby assigns to Landlord the rent due from any subtenant of Tenant and hereby authorizes each subtenant to pay said rent directly to Landlord.

11.5 Notwithstanding anything contained in Section 11.1 to the contrary, Tenant may assign this Lease to any parent, subsidiary or affiliate of Tenant or any corporation or other entity into which or with which Tenant is merged or consolidated provided that the assignee has (and will continue to have after the merger, acquisition or takeover as the case may be) a net worth computed in accordance with generally accepted accounting principles consistently applied at least equal to or greater than the net worth of Tenant immediately prior to such merger, consolidation or transfer and, no less than sixty days prior to such assignment, Tenant shall deliver to Landlord a statement of income and balance sheet of the proposed assignee for the immediately preceding fiscal year and the immediately preceding fiscal quarter certified by an independent certified public accountant and prepared in accordance with generally accepted accounting principles consistently applied evidencing such net worth.

ARTICLE 12 - NOTICES

All notices, consents, approvals, or other communication required by the provisions of this Lease to be given to Landlord or Tenant shall be in writing and shall be deemed properly delivered and received when (i) personally delivered (ii) one business day after being placed in the possession of a nationally recognized overnight courier service (such as Federal Express), (iii) three business days after being deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (iv) sent by facsimile providing a transmission receipt (and provided the original notice shall be mailed by a nationally recognized overnight courier service), addressed to the Original Address of the party or to such other address as the party shall have last designated by notice. Notice shall be deemed received on the date of receipt if such notice is sent by overnight courier. Notwithstanding anything contained herein to the contrary, any notice required under the provisions of Article 17 hereof may be addressed to and given by the respective Construction Representatives of Landlord and Tenant and delivered at the Property to the attention of such Construction Representatives.

ARTICLE 13 - NOTICE OF LEASE

Each party hereto agrees, on the request of the other, to execute a notice of lease in recordable form and complying with applicable law. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease. At Landlord’s request, promptly upon expiration of or earlier termination of the Lease Term, Tenant shall execute and deliver to Landlord a release of any document recorded in the real property records for the location of the Property evidencing this Lease, and Tenant hereby appoints Landlord Tenant’s attorney-in-fact, coupled with an interest, to execute any such document if Tenant fails to respond to Landlord’s request to do so within fifteen (15) days. The obligations of Tenant under this Article 13 shall survive the expiration or any earlier termination of this Lease.

ARTICLE 14 - APPLICABLE LAW, SEVERABILITY, CONSTRUCTION

This Lease shall be governed by and construed in accordance with the laws of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease, and the application of such provisions in other circumstances, shall not be affected thereby. This Lease may be amended only by an instrument in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.

ARTICLE 15 - SUCCESSORS AND ASSIGNS, ETC.

15.1 It is understood and agreed that the covenants and agreements of the parties hereto shall run with the land and that no covenant or agreement of Landlord, expressed or implied, shall be binding upon Landlord except in respect of any breach or breaches thereof committed during Landlord’s seisin and ownership of the Leased Premises. If Landlord acts as a Trustee or Trustees of a trust in making this Lease only the estate for which Landlord acts shall be bound hereby, neither any such Trustee executing this Lease as Landlord nor any shareholder or beneficiary of such trust shall be personally liable for any of the covenants or agreements of Landlord expressed herein or implied hereunder or otherwise because of anything arising from or connected with the use and occupation of the Leased Premises by Tenant. Reference in this Lease to “Landlord” or to “Tenant” and all expressions referring thereto, shall mean the person or persons, natural or corporate, named herein as Landlord or as Tenant, as the case may be, and the heirs, executors, administrators, successors and assigns of such person or persons, and those claiming by, through or under them or any of them, unless repugnant to the context. If Tenant is a partnership or a firm of several persons, natural or corporate, the obligations of each person executing this Lease as Tenant shall be joint and several. Any person who signs this Lease for Tenant or for Landlord in a representative capacity personally warrants and represents that he or she is duly authorized to do so.

15.2 It is further understood and agreed that Tenant shall look solely to the estate and property of the Landlord in the Leased Premises for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by the Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed or performed by the Landlord and any other obligations of Landlord created by or under this Lease, and no other property or assets of the Landlord or of its partners, beneficiaries, co-tenants, shareholders or principals (as the case may be) shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies.

ARTICLE 16 - LANDLORD’S ACCESS

Landlord and its authorized agents, employees, subcontractors and representatives shall have the right to enter the Leased Premises at any time during emergencies (Landlord agrees to use reasonable efforts to notify Tenant of any such emergency) and at all reasonable times with prior notice to Tenant for any of the following purposes: (a) to determine whether the Leased Premises are in good condition and whether Tenant is complying with its obligations under this Lease; (b) to do any necessary maintenance and to make such repairs, alterations, improvements or additions in or to the Leased Premises as Landlord has the right or obligation to perform under this Lease, as Landlord may be required to do or make by law, or as Landlord may from time to time deem necessary or desirable; (c) to exhibit the Leased Premises to prospective tenants during the last nine (9) months of the term of this Lease or during any period while Tenant is in default under this Lease; and (d) to show the Leased Premises to prospective lenders, brokers, agents, buyers or persons interested in an exchange, at any time during the term of this Lease; provided, however, in no event shall Landlord’s entry into the Leased Premises for any reason other than an emergency unreasonably interfere with Tenant’s use of the Leased Premises or disturb the normal operations of Tenant’s business

If, at any time during the last month of the Term of this Lease, Tenant shall have removed all of Tenant’s property from all or any portion(s) of the Leased Premises, Landlord may, with Tenant’s prior consent which consent shall not be unreasonably withheld or delayed (except that no consent shall be required if Tenant is in default under this Lease) immediately enter and alter, renovate and decorate the same, and such acts shall have no effect upon Tenant’s remaining obligations and covenants under this Lease.

ARTICLE 17 - CONDITION OF PREMISES

17.1 Landlord’s Work. Landlord is delivering the Leased Premises to Tenant in “as is” condition except as set forth in this Article 17. Landlord shall perform and complete the Landlord’s Work described in Exhibit C attached hereto (as the same may be modified in accordance with Section 17.2). Landlord covenants and represents that the Landlord’s Work shall be completed in a good and workmanlike manner and in compliance with all applicable laws. Landlord shall pay all the costs incurred by the Landlord in connection with the Landlord’s Work except that Tenant shall pay all costs incurred in connection with any change order requested by Tenant and agreed to by Landlord in accordance with Section 17.2, and Tenant shall pay all costs for Tenant’s wiring and cabling of the Leased Premises.

17.2 Plans and Specifications. Landlord shall prepare plans and specifications for the Landlord’s Work (the “Plans”) and shall submit the Plans to Tenant for its approval, such approval not to be unreasonably withheld or delayed. If Tenant does not advise Landlord in writing of its disapproval of the Plans, and a detailed explanation of the reasons therefore, within seven (7) business days after Landlord’s delivery of the Plans to Tenant, the same shall be deemed approved by Tenant in all respects. If Tenant shall desire any changes to the Plans, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. If Landlord agrees to make such reasonable changes, Landlord shall revise the Plans and resubmit the same to Tenant for its reasonable approval. If Tenant does not advise Landlord in writing of its disapproval of the revised Plans, and a detailed explanation of the reasons therefor, within seven (7) business days after Landlord’s delivery of the revised Plans, the same shall be deemed approved by Tenant in all respects. Any and all costs of reviewing any requested changes, including without limitation architectural, engineering and consultants’ costs, shall be paid to Landlord upon demand, and any and all costs of making any changes to the Landlord’s Work which Tenant may request and which Landlord may agree to shall be at Tenant’s sole cost and expense and, if Landlord so requests, shall be paid to Landlord upon demand and before execution of any change order.

17.3 Performance and Completion of Landlord’s Work. Upon issuance of all governmental permits and approvals required for Landlord’s Work, Landlord shall commence and diligently exercise all reasonable efforts to complete Landlord’s Work. Tenant’s Construction Representative shall visit the Site at weekly intervals, or such other intervals appropriate to the stage of construction, to monitor the progress of Landlord’s Work, to inspect Landlord’s Work and to determine if Landlord’s Work is being performed in a manner indicating that Landlord’s Work, when completed, will be in accordance with the Plans. Landlord’s Construction Representative shall provide Tenant’s Construction Representative with reasonable advance notice of all scheduled job meetings at the Site, which notice may be by telephone or email, and Tenant’s Construction Representative’s attendance at all such meetings shall be mandatory. Tenant’s Construction Representative shall provide written notice to Landlord’s Construction Representative specifically describing any on-site observations indicating defects or deficiencies in Landlord’s Work (a “Claim”) immediately upon discovery, which in any event shall be no later than 3 business days after performance of that portion of Landlord’s Work that is the subject of such Claim. Except for latent defects that could not be reasonably discovered by Tenant’s Construction Representative during the inspections described in this Section 17.3 and de minimis “punch list” items as described below, if Tenant’s Construction Representative fails to provide written notice to Landlord’s Construction Representative of a Claim within such 3 business day period after performance of that portion of Landlord’s Work that is the subject of such Claim, such Claim shall be deemed irrevocably waived by Tenant. Landlord’s Construction Representative shall review Claims and take one or more of the following preliminary actions within 3 business days of receipt of a Claim: (1) request additional supporting data from Tenant’s Construction Representative, (2) submit a schedule to the parties indicating when Landlord’s Construction Representative expects to take action, (3) reject the Claim in whole or in part, stating reasons for rejection, (4) recommend approval of the Claim by Landlord or (5) suggest a compromise. If a Claim has been resolved, Landlord’s Construction Representative will prepare written documentation evidencing such resolution which shall be executed by both Landlord and Tenant. If a Claim has not been resolved, Tenant’s Construction Representative shall, within ten days after Landlord’s Construction Representative’s preliminary response, take one or more of the following actions: (1) submit additional supporting data requested by Landlord’s Construction Representative, (2) modify the initial Claim or (3) notify Landlord’s Construction Representative that the initial Claim stands, in which case if the parties are unable to resolve the Claim the dispute resolution procedure set forth in Section 17.6 below may be employed.

Landlord’s Work shall be deemed to have been substantially completed on the first day as of which (i) Landlord’s Work has been completed in accordance with Exhibit C hereto except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed without causing undue interference with Tenant’s preparation for its occupancy of the Leased Premises (i.e. so called “punch list” items), Landlord’s architect has so certified and Tenant has been given notice thereof; and (ii) the Town of Shrewsbury has issued a temporary or final certificate of occupancy for the Building and a copy of such certificate has been delivered to Tenant. Such date is hereinafter called the “Substantial Completion Date.” Landlord’s Work shall be deemed to have been fully completed on the first day as of which Landlord’s Work, including Tenant’s Punch List (as hereinafter defined), has been fully completed, Landlord’s architect has so certified and Tenant has been given notice thereof, and the Town of Shrewsbury has issued a final certificate of occupancy. Such date is hereinafter called the “Final Completion Date.” All work required to convert a temporary certificate of occupancy to a final certificate of occupancy shall be completed within sixty (60) days of the issuance of the temporary certificate, or if such work is not susceptible of being completed within such sixty (60) day period, for example as in the case of work requiring delivery of long lead-time items or work that must be delayed due to winter or other weather conditions, within a commercially reasonable time after issuance of the temporary certificate.

Within ten (10) days following the Substantial Completion Date, Tenant shall inspect the Premises. Tenant shall have ten (10) days from the Substantial Completion Date to deliver to Landlord an itemized good faith punch list of work not done, not completed or in need of repair (“Tenant’s Punch List”). Any item not on Tenant’s Punch List which could reasonably have been discovered during Tenant’s Punch List inspection of the Premises shall be deemed irrevocably waived by Tenant. Landlord agrees that, upon receipt of Tenant’s Punch List, it shall diligently and in good faith, at its sole cost and expense and as expeditiously as practical (but in accordance with good construction practice) complete all appropriate Punch List repairs. With regard to those latent defects which could not be reasonably discovered during the Punch List inspection (or could not have been discovered at any prior inspection performed by Tenant, Tenant’s Construction Representative, Tenant’s architect or any other consultant, employee or agent of Tenant) Tenant shall have one year from the Substantial Completion Date to request that such defects be corrected by Landlord at its expense. Any construction defect noted more than one year from the Substantial Completion Date shall be solely Tenant’s responsibility. Landlord shall assign to Tenant any and all warranties of Landlord’s Work which Landlord may receive from third parties to the extent that such warranties are assignable. Upon completion of those items not completed as of the Substantial Completion Date, including, without limitation, all appropriate items specified on Tenant’s Punch List, Landlord shall submit to Tenant a written notice of the final completion of Landlord’s Work. Tenant shall afford Landlord access to the Premises for the purpose of completing Tenant’s Punch List.

17.4 Landlord’s Performance. Tenant shall give Landlord notice, not later than ten (10) days after the Final Completion Date, of any respects in which Landlord has not performed Landlord’s Work fully, properly and in accordance with the terms of this Lease. Except as identified in any such notice from Tenant to Landlord, and except as otherwise set forth in Section 17.3 above, Tenant shall have no right to make any claim that Landlord has failed to perform any of Landlord’s Work fully, properly and in accordance with the terms of this Lease or to require Landlord to perform any further Landlord’s Work. Except for Landlord’s Work, the Leased Premises are being leased in their present condition, AS IS, WITHOUT REPRESENTATION OR WARRANTY by Landlord. Tenant acknowledges that it has inspected the Premises and, except for Landlord’s Work, has found the same satisfactory.

17.5 Tenant’s Delay.

(a) A “Tenant Delay” shall mean an actual delay in the occurrence of the Substantial Completion Date or the Final Completion Date with respect to Landlord’s Work as the result of:

(1) any unreasonable delay by Tenant in approving the Plans;

(2) any request by Tenant that Landlord delay the commencement or completion of Landlord’s Work for any reason;

(3) any request by Tenant to change the Plans after initial approval thereof by Tenant, or the making of any changes to Landlord’s Work requested by Tenant and agreed to by Landlord after initial approval of the Plans by Tenant;

(4) any failure by Tenant to respond in writing within seven (7) business days after any written request by Landlord for clarification or interpretation of the Plans or for approval of changes in the Plans deemed necessary by Landlord; or

(5) any other act or omission of Tenant or its officers, agents, employees or contractors;

Notwithstanding the foregoing, no event shall be deemed to be a Tenant Delay until and unless Landlord has given Tenant written notice (the “Tenant Delay Notice”) advising Tenant (i) that a Tenant Delay is occurring, (ii) of the basis on which Landlord has determined that a Tenant Delay is occurring, and (iii) the actions which Landlord believes that Tenant must take to eliminate such Tenant Delay, and Tenant has failed to correct the Tenant Delay specified in the Tenant Delay Notice within forty-eight (48) hours following receipt thereof. No period of time prior to expiration of such 48-hour period shall be included in the period of time charged to Tenant pursuant to such Tenant Delay Notice if Tenant corrects the Tenant Delay specified in the Tenant Delay Notice within such 48-hour period.

(b) If a delay in the Substantial Completion Date or the Final Completion Date, or if any substantial portion of such delay, is the result of Force Majeure, and such Force Majeure delay would not have occurred but for a delay described in Section 17.5(a), such Force Majeure delay shall be added to the delay described in Section 17.5(a) and shall constitute a Tenant Delay.

17.6 Arbitration. All disputes arising under this Article 17 including, without limitation, any dispute regarding the Term Commencement Date (a “Construction Dispute”), shall be resolved by the arbitration procedure set forth below. In the event of a Construction Dispute, Tenant agrees to perform all of its obligations and pay any amounts due, in each case as determined by Landlord, on or before the dates specified in this Lease, until such time as the Construction Dispute is resolved by arbitration in accordance with this Section 17.6. At any time from the date hereof until the Substantial Completion Date (and during the period from the Substantial Completion Date until twelve (12) months thereafter with respect to latent defects as set forth in Section 17.3) (the “Arbitration Period”), either Landlord or Tenant may request any Construction Dispute be submitted to arbitration in accordance with this Section 17.6 by giving a Notice of Dispute (as defined below) to the other party. Failure of Landlord or Tenant to give a Notice of Dispute during the Arbitration Period shall be a waiver by Landlord or Tenant of any claim arising from such dispute. All Construction Disputes shall be submitted to arbitration within three (3) business days after either party receives, during the Arbitration Period, notice from the other that a dispute or disagreement exists and requesting that the dispute be submitted to arbitration (the “Notice of Dispute”).

The arbitrators shall be reputable contractors of office, laboratory and research and development buildings having at least ten (10) years’ experience in construction matters in the greater Boston, Massachusetts area, and who have not worked for or on behalf of Landlord or Tenant within the preceding five years. Landlord and Tenant shall each designate an arbitrator within ten (10) days after the receipt of the Notice of Dispute. If either party fails to do so on or before such date, time being of the essence, the arbitrator designated by the other party shall be the sole arbitrator. If each party timely designates an arbitrator, such arbitrators shall within ten (10) days select a third arbitrator. In the event that the parties are unable to agree, for any reason, on the choice of the third arbitrator within such ten (10) day period, Landlord shall request the American Arbitration Association for Worcester County, Massachusetts to designate a contractor as set forth above to act as the third arbitrator and such choice shall be deemed consented to by all parties.

The arbitrators shall conduct the arbitration under the expedited rules of the American Arbitration Association then obtaining. The arbitrators shall award costs (including professional fees) to the prevailing party. Further, the arbitrators shall determine whether delays attributable to the matter submitted to arbitration have delayed completion of Landlord’s Work and shall apportion or allocate any such delay to the responsible party or parties.

The determination of the arbitrators shall be conclusive and binding upon the parties and judgment upon any award may be entered in any court having jurisdiction over the subject matter of the controversy.

ARTICLE 18 - WARRANTY REGARDING BROKERS

Tenant warrants and represents that Tenant has dealt with no broker in connection with the consummation of this Lease other than Broker, and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claim (except any claim by Broker). Landlord warrants and represents that Landlord has dealt with no Broker in connection with the consummation of this Lease other than Broker, and, in the event of any brokerage claims against Tenant predicated upon prior dealings with Landlord, Landlord agrees to defend the same and indemnify Tenant against any such claim Landlord shall pay the commission due the Broker identified in Section 1.1 of the Lease pursuant to a separate agreement entered into by Landlord with the Broker.

ARTICLE 19 - HAZARDOUS MATERIALS

19.1 Tenant shall not (either with or without negligence) cause or permit the escape, disposal, release or threat of release of any biologically or chemically active or other Hazardous Materials (as said term is hereafter defined) on, in, upon or under the Leased Premises of the Site. Tenant shall not allow the generation, storage, use or disposal of such Hazardous Materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the generation, storage, use and disposal of such Hazardous Materials, nor allow to be brought into the Leased Premises or the Site any such Hazardous Materials except for use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such Hazardous Materials. Hazardous Materials shall include, without limitation, any material or substance which is (i) petroleum, (ii) asbestos, (iii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1321) or listed pursuant to §307 of the Federal Water Pollution Control Act (33 U.S.C. §1317), (iv) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recover Act, 42 U.S.C. 6901 et seq. (42 U.S.C. §6903), (v) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601), as amended, or (vi) defined as “oil” or a “hazardous waste”, a “hazardous substance”, a “hazardous material” or a “toxic material” under any other law, rule or regulation applicable to the Property, including, without limitation, Chapter 21E of the Massachusetts General Laws, as amended. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges but only if such requirement applies to the Leased Premises or may be the result of the acts or omissions of Tenant. In addition, Tenant shall execute affidavits, representations and the like, from time to time, at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials in the Leased Premises or the Site. In all events, Tenant shall indemnify and save Landlord harmless from any release on threat of release on the presence or existence of Hazardous Materials in the Leased Premises occurring while Tenant is in possession, or elsewhere on the Site if caused by Tenant or persons acting under Tenant. The within covenants and indemnity shall survive the expiration or earlier termination of the Term of this Lease. Landlord expressly reserves the right to enter the Leased Premises to perform regular inspections.

19.2 Notwithstanding anything herein to the contrary, Tenant shall not be responsible for the costs and expenses incurred in connection with the removal or remediation of Hazardous Material that is not in compliance with applicable law on the Term Commencement Date and which is located in, on or under the Building or the Property prior to the Term Commencement and was not brought on to the Property by Tenant.

19.3 Landlord warrants and represents that there are currently no Hazardous Materials in the Leased Premises.

ARTICLE 20 - EXTENSION TERMS

Provided the Lease is then in full force and effect and further provided that Tenant is not then in default under any of the terms, covenants or conditions of the Lease on Tenant’s part to be observed or performed, Tenant shall have two (2) successive options to extend this Lease and the Lease Term for an extended term of five (5) years per option (the “Extension Terms”); each such option to be exercisable only by written notice given by Tenant to Landlord at least nine (9) months prior to the expiration of the Lease Term then in effect. If Tenant exercises such options in accordance with the provisions and limitations of this Article, this Lease and the Lease Term shall be extended for five (5) years (unless sooner terminated pursuant to the terms of this Lease) commencing on the date following the last day of the Lease Term in effect prior to such option being exercised, upon all of the then applicable terms, covenants and conditions contained in this Lease, including payment of Basic Rent in the amounts set forth in Section 1.1, it being understood that such Basic Rent shall be payable in equal monthly installments, in advance, just as in the case of the Original Lease Term.

Time is of the essence with respect to the exercise of the options contained herein. Tenant shall not have the right to give any notice exercising such options after the expiration of the applicable time limitation set forth herein, and any notice given after such time limitation purporting to exercise such option shall be void and of no force or effect.

ARTICLE 21 – FORCE MAJEURE

In the event that Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act required hereunder by reason of Force Majeure, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

ARTICLE 22 - HOLDOVER CLAUSE

In the event Tenant fails to vacate the Leased Premises by the end of the Lease Term or the extension term, Tenant hereby agrees to pay Landlord two hundred percent (200%) of the then applicable monthly installment of Rent. The “Holdover Rental Rate” shall be paid monthly in advance to Landlord. In determining the “Holdover Rental Rate” Landlord shall use two hundred percent (200%) percent of the Basic Rent and all Additional Rent payable for the last full calendar month under the Lease. In addition to the “Holdover Rental Rate”, Landlord shall be entitled to seek to recover full damages sustained as a result of said holdover.

ARTICLE 23 – MISCELLANEOUS

23.1 This Lease may be executed in several counterparts, all of which constitute one and the same instrument.

23.2 If any provision of this Lease, or its application to any situation, shall be invalid or unenforceable to any extent, the remainder of this Lease, or the application thereof to situations other than as to which it is invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

23.3 This Lease constitutes the entire agreement between the parties concerning the Leased Premises, and may be amended only by written agreement of the parties. No representations, inducements, promises or agreements, oral or otherwise, concerning the Leased Premises between Landlord and Tenant or any of their respective brokers, employees or agents, not embodied herein, shall be of any force or effect.

23.4 Time is of the essence of every provision of this Lease.

23.5 There are no third party beneficiaries of this Lease, either express or implied.

23.6 This Lease shall create only the relationship of landlord and tenant between Landlord and Tenant and no estate shall pass out of Landlord. Nothing herein is intended to be construed as creating a joint venture or partnership relationship between the parties hereto, or a relationship of principal and agent or employer and employee.

23.7 LANDLORD AND TENANT KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY DISPUTE ARISING IN CONNECTION WITH THIS LEASE.

[End of page. Signature page follows.]

EXECUTED as an instrument under seal as of this 22nd day of December, 2006.

LANDLORD:

The Taming Of The Shrewsbury, LLC,
O’Neill Partners, LLC and Chanski, LLC, as tenants in common

By:	The Taming Of The Shrewsbury, LLC,
as TIC Manager

	By:	/s/ Vincent G. O’Neill
Vincent G. O’Neill, Manager

TENANT:

Valeritas, LLC

By:	/s/ Robert R. Gonnelli
Name:	Robert R. Gonnelli
Title:	President & CEO

EXHIBIT A

FLOOR PLAN OF LEASED PREMISES

(see attached)

STORAGE SPACE
9,042.93 SQ. FT.
LAB SPACE
29,604.80 SQ. FT.
OFFICE SPACE
14,663.09 SQ. FT.
LOADING DOCK
1,810.89 SQ. FT.

LAB SPACE

SCALE: 1/16" = 1'0"

EXHIBIT B

LEGAL DESCRIPTION OF SITE

That certain parcel of land situate in Shrewsbury in the County of Worcester and said Commonwealth, bounded and described as follows:

NORTHWESTERLY	by the southeasterly line of Boston-Worcester Turnpike, three hundred twenty-six and 61/100 (326.61) feet;

NORTHEASTERLY	by land and now or formerly of Carmine Zamarro, et al, seven hundred twenty-three and 36/100 (723.36) feet;

SOUTHEASTERLY	by land now or formerly of Raymond Fuller, three hundred seventy-nine and 22/100 (379.22) feet;

SOUTHWESTERLY	by the northeasterly line of Chestnut Street, three hundred ninety-two and 3/100 (392.03) feet;

NORTHWESTERLY	seventy-five (75) feet;

SOUTHWESTERLY	four hundred twenty-two and 70/100 (422.70) feet by land now or formerly of Richard N. Shaw, et al.

All of said boundaries are determined by the Court to be located as shown upon Plan No. 26130- A, which is filed with original Certificate of Title No. 5153, the same being compiled from a plan drawn by Schofield Brothers, Civil Engineers, dated September 1, 1955, and additional data on filed in the Land Registration Office, all as modified and approved by the Court.

EXHIBIT C

LANDLORD’S WORK

•	All base building systems serving the Leased Premises shall be in good working order.

•	Landscaping improvements shall include installation of an in-ground sprinkler system.

EXHIBIT D

TERM COMMENCEMENT DATE LETTER

                , 2006

[Name of Contact]

[Name of Tenant]

[Address of Tenant]

RE:	[Address of Premises]

Dear	[Name of Contact]:

Reference is hereby made to that certain Lease, dated as of                     , 2006, between [Landlord], as Landlord and [Tenant], as Tenant, with respect to the above-referenced Premises. In accordance with the Lease, this is to confirm that the Term Commencement Date under the Lease occurred on                     .

If the foregoing is in accordance with your understanding, kindly execute the enclosed duplicate of this letter, and return the same to us.

Very truly yours,

[Landlord]

By:
Name:
Title:

Accepted and Agreed:

[Tenant]

By:
Name:
Title:
Date:

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“Amendment”) is made as of this 24 day of April, 2009 by and between The Taming Of The Shrewsbury, LLC, a Massachusetts limited liability company, O’Neill Partners, LLC, a Hawaii limited liability company, and Chanski, LLC, a Florida limited liability company, as tenants in common, as Landlord, and Valeritas, LLC, as Tenant.

WHEREAS, Landlord and Tenant are parties to that certain lease dated as of December 22, 2006 (the “Lease”) with respect to certain premises comprising of 46,350 rentable square footage (the “Leased Premises”) in the building located at 800 Boston Turnpike, Shrewsbury, Massachusetts (the “Building”); and

WHEREAS, Landlord and Tenant now desire to amend the Lease to reflect the additional space to be included in the Leased Premises and to otherwise modify the Lease as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Landlord and Tenant hereby amend the Lease as follows:

1. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Lease.

2. Landlord hereby leases to Tenant and Tenant hereby accepts the additional space consisting of a total of 26,458 rentable square feet in the Building, as shown on Exhibit A attached hereto (the “Additional Space”), 13,858 rentable square feet of which shall be incorporated into the Leased Premises effective as of June 1, 2009, and 12,600 rentable square feet of which shall be incorporated into the Leased Premises effective as of June 1, 2010.

3. Landlord shall deliver the Additional Space to Tenant upon completion of Landlord’s Additional Space Work (as defined below) and shall provide heat and all other services currently provided to the Leased Premises by Landlord to the Additional Space (but not cooling unless Tenant intends to include air conditioning as part of Landlord’s Additional Space Work), otherwise the Additional Space shall be delivered to Tenant in its “as-is” condition. For the purposes of this Section 3 of this Amendment, Landlord’s Additional Space Work shall include: (i) the erection of demising walls and /or connecting doors between the Leased Premises and the Additional Premises (or within the Additional Space) as directed by Tenant prior to June 1, 2009, and (ii) installation of new fixtures, to include new cabinetry, toilets, mirror, sink, faucet and tile floor, in the existing bathroom in the Additional Space (which improvements and fixtures shall be approved by Tenant in advance in Tenant’s reasonable discretion) and to deliver the bathroom in good order, repair and condition. Landlord’s Additional Space Work shall be governed by

Section 17 of the Lease as if it were a part of Landlord’s Work under the Lease (including, but not limited to, the preparation of plans, issuance of permits and completion of the work in a good and workmanlike manner); provided, however, the cost of Landlord’s Additional Space Work shall be paid by Tenant in the following manner upon completion and receipt of evidence of documented reasonable actual costs incurred by Landlord: at Tenant’s option, (i) in a lump sum by Tenant to Landlord within 60 days after Tenant’s receipt of such evidence, or (ii) amortized over the Original Lease Term at an interest rate of 8% per year. If Tenant opts to amortize such costs, Landlord and Tenant shall enter into an amendment to the Lease to adjust the Basic Rent schedule for the Additional Space to include such amortized costs. If Landlord fails to complete Landlord’s Work prior to June 1, 2009, Tenant shall have the right, but not the responsibility, to complete Landlord’s Work without further consent or permission from Landlord, at Landlord’s expense, provided, however, that the cost of Landlord’s Additional Space Work shall be reimbursed by Tenant in the manner set forth above. Landlord shall be solely and exclusively responsible for all heating costs to heat the Additional Space incurred by Landlord or Tenant as a result of the lack of such walls and/or doors until completion of Landlord’s Additional Space Work. Tenant’s obligation to pay Basic Rent for the Additional Space shall commence and be conditioned upon the completion of Landlord’s Additional Space Work, which shall be determined by Tenant in Tenant’s commercially reasonable discretion.

4. Commencing on June 1, 2009 and continuing until May 31,2010, Tenant shall pay to Landlord (i) Annual Basic Rent for 3,833 rentable square feet of the initial 13,858 rentable square feet of Additional Space in the amount of Twenty Thousand One Hundred Twenty-Three and 25/100 Dollars ($20,123.25) and (ii) Annual Basic Rent for the remaining 10,025 rentable square feet of the initial 13,858 rentable square feet of Additional Space in the amount of Forty Thousand One Hundred Dollars ($40,100.00), so that the aggregate Annual Basic Rent for the initial 13,858 rentable square feet of Additional Space as of June 1, 2009 shall be Sixty Thousand Two Hundred Twenty-Three and 25/100 Dollars ($60,223.25), payable in equal monthly installments of Five Thousand Eighteen and 60/100 Dollars ($5,018.60), which payments shall be in addition to the Monthly Basic Rent payable in accordance with the Basic Rent schedule set forth in Section 1.1 of the Lease

5. Commencing on June 1, 2010, the Tenant shall pay to the Landlord Basic Rent for the entire 26,458 rentable square feet of Additional Space in accordance with the schedule below, which payments shall be in addition to the Basic Rent payable in accordance with the Basic Rent schedule set forth in Section 1.1 of the Lease.

Basic Rent for Additional Space:

Period	Annual Basic Rent	Monthly Basic Rent
June 1, 2010 to May 31, 2011	$138,904.50	$11,575.38
June 1, 2011 to May 31, 2012	$145,519.00	$12,126.58
June 1, 2012 to May 31, 2013	$152,133.50	$12,677.79
June 1, 2013 to May 31, 2014	$158,748.00	$13,229.00
June 1, 2014 to May 31, 2015	$165,362.50	$13,780.21
June 1, 2015 to May 31, 2016	$171,977.00	$14,331.42
June 1, 2016 to May 31, 2017	$178,591.50	$14,882.63
June 1, 2017 to October 31, 2017	$185,206.00	$15,433.83
First Extension Term (if applicable)
November 1, 2017 to May 31, 2018	$185,206.00	$15,433.83
June 1, 2018 to May 31, 2019	$191 820.50	$15,985.04
June 1, 2019 to May 31, 2020	$198,435.00	$16,536.25
June 1, 2020 to May 31, 2021	$205,049.50	$17,087.46
June 1, 2021 to May 31, 2022	$211,664.00	$17,638.67
June 1, 2022 to October 31, 2022	$218,278.50	$18,189.88
Second Extension Term (if applicable)
November 1, 2022 to May 31, 2023	$218,278.50	$18,189.88
June 1, 2023 to May 31, 2024	$224,893.00	$18,741.08
June 1, 2024 to May 31, 2025	$231,507.50	$19,292.29
June 1, 2025 to May 31, 2026	$238,122.00	$19,843.50
June 1, 2026 to May 31, 2027	$244,736.50	$20,394.71
June 1, 2027 to October 31, 2027	$251,351.00	$20,945.92

6. The Right of First Refusal set forth in Section 1.1 of the Lease is hereby deleted in its entirety and replaced with the following:

“Tenant shall have a Right of First Refusal to lease any of the remaining 7,192 square feet of space in the Building on an “as-is” basis (provided the space is to be delivered to Tenant in broom clean condition and free and clear of all tenancies). If at any time during the Lease Term, Landlord intends to enter into a proposed lease (a “Proposed Lease”) for all or any portion of the remaining 7,192 square feet of space in the Building with anyone (a “Proposed Tenant”), Landlord shall first offer to Tenant the right to add to the Leased Premises the entire space set forth in the Proposed Lease upon the following terms and conditions:

A. Landlord shall notify Tenant of its intention to enter into such a Proposed Lease. Such notice shall be in writing (the “Offer Notice”) and shall provide Tenant with specific information concerning the amount of square footage of space which Landlord intends to lease, the term, as well as the specific location of such space (the “Offered Space”). In order to send the Offer Notice, Landlord does not need to have negotiated a lease with the Proposed Tenant but must have either a signed letter of intent or a signed term sheet from the Proposed Tenant.

B. If Tenant, within fourteen (14) days after receipt of Landlord’s Offer Notice, indicates in writing its unconditional agreement to exercise its rights under this Lease to lease the entire Offered Space (“Tenant’s Notice”) in its “as-is” condition (provided the space is to be delivered to Tenant in broom clean condition and free and clear of all tenancies), the Offered Space shall be included within the Leased Premises and leased to Tenant pursuant to the provisions of this Lease (including making the Offered Space term be coterminous with the Lease Term under the Lease), including, without limitation, the provisions relating to the rights and obligations of the parties with respect to alterations. However, (i) the Basic Rent payable under this Lease shall be increased by the amount of rent attributable to the Offered Space at the same rental rate per square foot NNN as the rental rate per square foot NNN reflected in the Basic Rent for Additional Space schedule set forth above in this Amendment, and (ii) Tenant shall pay Additional Rent for Impositions and Operating Expenses based on Tenant’s Proportionate Share of the Building as adjusted to reflect the increase in the rentable square footage of space in the Leased Premises. Landlord shall provide heat to the Offered Space and all other services currently provided to the Leased Premises by Landlord, otherwise the Offered Space shall be delivered to Tenant in its “as-is” condition (provided the space is to be delivered to Tenant in broom clean condition and free and clear of all tenancies) and except for any improvements or demising walls requested by Tenant, the cost of which shall be treated the same as Landlord’s Additional Space Work in Section 3 of this Amendment. Time shall be of the essence with respect to the giving of the Offer Notice and Tenant’s Notice. Tenant must accept the entire Offered Space and may not exercise its right with respect to less than the Offered Space.

The parties shall immediately execute an amendment to this Lease stating the addition of the Offered Space to the Leased Premises. If Tenant fails to provide Landlord with Tenant’s Notice within the fourteen (14) day period described above, Landlord thereafter shall have the right to lease the Offered Space to the Proposed Tenant on the same terms and conditions offered to Tenant (and if Landlord modifies those terms and conditions in any way, Landlord must first send Tenant a new Offer Notice and Tenant shall have all of the same rights set forth above for the first Offer Notice with respect to the new Offer Notice), provided, however, that in any case Tenant shall have the non-exclusive right to use the third loading dock serving the Building in common with any other tenant or tenants leasing all or any of the remaining 7,192 square feet of space in the Building. The provisions of this section shall be operative each time any lease for any portion of the remaining space in the Building shall expire and Landlord intends to enter into a Proposed Lease for such space with a Proposed Tenant.

7. The definition of “Leased Premises” set forth in Section 1.1 of the Lease is hereby deleted and replaced in its entirety with the following:

“Leased Premises: As of June 1, 2009, 60,208 rentable square feet of space in the Building as shown on Exhibit A attached hereto; and as of June I, 2010, 72,808 rentable square feet of space in the Building as shown on Exhibit A attached hereto.”

8. The definition of “Tenant’s Proportionate Share of the Building” set forth in Section 1.1 of the Lease is hereby deleted and replaced in its entirety with the following:

“Tenant’s Proportionate Share of the Building: 91.01% as of June 1, 2010” 75.26% as of June 1, 2009; and

9. Exhibit A to the Lease is hereby deleted and replaced in its entirety with the new Exhibit A attached hereto.

10. Except as specifically stated herein, the Tenant’s use and occupancy of the Leased Premises, including the Additional Space, shall otherwise continue upon all of the same terms and conditions set forth in the Lease.

11. Except as amended hereby, the Lease remains in full force and effect and is hereby ratified and affirmed.

12. Tenant warrants and represents that Tenant has dealt with no broker in connection with the consummation of this Amendment, and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant in connection with this Amendment, Tenant agrees to defend the same and indemnify Landlord against any such claim. Landlord warrants and represents that Landlord has dealt with no Broker in connection with the consummation of this Amendment other than Broker, and, in the event of any brokerage claims against Tenant predicated upon prior dealings with Landlord in connection with this Amendment, Landlord agrees to defend the same and indemnify Tenant against any such claim

13. The definition of Address of Tenant after Term Commencement Date (which should be the address used for all notices under the Lease) is hereby deleted and replaced in its entirety with the following:

Valeritas, Inc.

9 Campus Drive, 2nd Floor East

Parsippany, NJ 07054

Attention: Ernie Toth, Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

LANDLORD:

The Taming Of The Shrewsbury, LLC, O’Neill Partners, LLC and Chanski, LLC, as tenants in common

By:	The Taming Of The Shrewsbury, LLC,
as TIC Manager

	By:	/s/ Vincent G. O’Neill
Vincent G. O’Neill, Manager

TENANT:

Valeritas, LLC

By:	/s/ Geoffrey H Jenkins
Name:	GEOFFREY H JENKINS
Title:	EVP

EXHIBIT A

FLOOR PLAN OF LEASED PREMISES